EXHIBIT 99.1

NUVEEN INVESTMENTS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditor’s Report	2

Consolidated Balance Sheets at December 31, 2007 and 2006	3

Consolidated Statements of Income for the period January 1, 2007 to
November 13, 2007 (Predecessor), the period November 14, 2007 to
December 31, 2007 (Successor) and the years ended December 31, 2006 and 2005	4

Consolidated Statements of Changes in Shareholders’ Equity	5

Consolidated Statements of Cash Flows for the period January 1, 2007 to
November 13, 2007 (Predecessor), the period November 14, 2007 to
December 31, 2007 (Successor) and the years ended December 31, 2006 and 2005	6

Notes to Consolidated Financial Statements	7

Independent Auditor’s Report

The Board of Directors
Nuveen Investments, Inc.:

We have audited the accompanying consolidated balance sheets of Nuveen Investments, Inc. and subsidiaries (the Company) as of December 31, 2007 (the Successor Period) and 2006 (the Predecessor Period), and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the period January 1, 2007 to November 13, 2007 and the years ended December 31, 2006 and 2005 (the Predecessor Period) and the period from November 14, 2007 to December 31, 2007 (the Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuveen Investments, Inc. and subsidiaries as of December 31, 2007 (the Successor Period) and 2006 (the Predecessor Period), and the results of their operations and their cash flows for the period January 1, 2007 to November 13, 2007 and the years ended December 31, 2006 and 2005 (the Predecessor Period) and the period from November 14, 2007 to December 31, 2007 (the Successor Period) in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

March 31, 2008

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Balance Sheets
(in thousands, except for share data)

	Successor	Predecessor
	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$ 285,051	$ 223,168
Management and distribution fees receivable	103,866	87,239
Other receivables	51,204	23,481
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation and amortization of $76,143 and $67,973, respectively	46,793	33,454
Investments	489,634	129,099
Goodwill	3,376,841	634,290
Intangible assets, at cost less accumulated amortization of $8,100 and $29,217, respectively	4,079,700	67,374
Current taxes receivable	235,227	4,007
Other assets	16,989	25,660

	$8,685,305	$ 1,227,772

Liabilities and Shareholders’ Equity
Short-term obligations:
Notes payable	$ -	$ 100,000
Accounts payable	16,931	13,474
Accrued compensation and other expenses	174,852	120,842
Other short-term liabilities	114,162	24,962

Total short-term obligations	305,945	259,278

Long-term obligations:
Term notes	3,968,723	544,504
Deferred compensation	8,124	41,578
Deferred income tax liability, net	1,545,388	23,280
Other long-term liabilities	21,781	23,444

Total long-term obligations	5,544,016	632,806

Total Liabilities	5,849,961	892,084

Minority interest	61,315	44,969

Shareholders’ equity:
Class A common stock, $.01 par value, 160,000,000 shares authorized, 120,911,480 shares issued at December 31, 2006	-	1,209
Additional paid-in capital	2,801,714	276,479
Retained earnings/(deficit)	(30,538)	1,091,136
Unamortized cost of restricted stock awards	-	(21,796)
Accumulated other comprehensive income/(loss)	2,853	(1,141)

	2,774,029	1,345,887
Less common stock held in treasury, at cost (42,096,405 shares at December 31, 2006)	-	(1,055,168)

Total shareholders’ equity	2,774,029	290,719

	$8,685,305	$ 1,227,772

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Income
(in thousands)

	Successor	Predecessor
	November 14, 2007	January 1, 2007 to	Year Ended December 31,
	to December 31, 2007	November 13, 2007	2006	2005
Operating revenues:
Investment advisory fees from assets under management	$104,207	$688,057	$685,847	$559,663
Product distribution	1,294	5,502	4,745	8,356
Performance fees/other revenue	5,689	20,309	19,236	21,110

Total operating revenues	111,190	713,868	709,828	589,129

Operating expenses:
Compensation and benefits	57,693	310,044	263,686	195,194
Advertising and promotional costs	1,718	14,618	13,500	12,495
Occupancy and equipment costs	3,411	23,383	24,184	21,648
Amortization of intangible assets	8,100	7,063	8,433	5,492
Travel and entertainment	1,654	9,687	10,158	8,357
Outside and professional services	6,316	31,204	30,811	25,002
Minority interest expense	(6,354)	7,211	6,230	5,809
Other operating expenses	10,707	41,818	31,782	25,242

Total operating expenses	83,245	445,028	388,784	299,239

Other income/(expense)	(38,581)	(49,724)	15,726	7,888

Net interest expense	(36,930)	(18,991)	(28,166)	(18,939)

Income/(loss) before taxes	(47,566)	200,125	308,604	278,839

Income tax expense/(benefit):
Current	(50,302)	92,341	123,000	103,597
Deferred	33,274	4,871	(2,076)	4,086

Total income tax expense/(benefit)	(17,028)	97,212	120,924	107,683

Net income/(loss)	$(30,538)	$102,913	$187,680	$171,156

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Changes in Shareholders’ Equity
(in thousands)

					Unamortized	Accumulated
	Class A	Class B	Additional		Cost of	Other
	Common	Common	Paid-In	Retained	Restricted	Comprehensive	Treasury
	Stock	Stock	Capital	Earnings	Stock Awards	Income/(Loss)	Stock	Total
Balance at December 31, 2004	$476	$733	$215,102	$854,549	$(77)	$892	$(486,197)	$585,478

Net income				171,156				171,156
Cash dividends paid				(62,805)				(62,805)
Conversion of B shares to A	733	(733)						-
Purchase of treasury stock							(636,112)	(636,112)
Compensation expense on options			14,520					14,520
Exercise of stock options			(9,754)	(10,399)			73,852	53,699
Grant of restricted stock				12,557	(23,197)		10,640	-
Forfeit of restricted stock					719		(719)	-
Amortization of restricted stock awards					4,218			4,218
Tax effect of options exercised			26,022					26,022
Tax effect of restricted stock granted			675					675
Other comprehensive income/(loss)						(28)		(28)

Balance at December 31, 2005	$1,209	$-	$246,565	$965,058	$(18,337)	$864	$(1,038,536)	$156,823

Net income				187,680				187,680
Cash dividends paid				(73,139)				(73,139)
Purchase of treasury stock							(90,941)	(90,941)
Compensation expense on options			17,694					17,694
Exercise of stock options			(10,595)	3,912			66,145	59,462
Grant of restricted stock				7,542	(16,297)		8,755	-
Issuance of deferred stock				83			188	271
Forfeit of restricted stock					779		(779)	-
Amortization of restricted stock awards					12,059			12,059
Tax effect of options exercised			22,801					22,801
Tax effect of restricted stock granted			14					14
Other comprehensive income/(loss)						(2,005)		(2,005)

Balance at December 31, 2006	$1,209	$-	$276,479	$1,091,136	$(21,796)	$(1,141)	$(1,055,168)	$290,719

Change in accounting principle				(903)				(903)

Balance at December 31, 2006, restated	1,209	-	276,479	1,090,233	(21,796)	(1,141)	(1,055,168)	289,816

Net income				102,913				102,913
Cash dividends paid				(57,252)				(57,252)
Purchase of treasury stock							(41,572)	(41,572)
Compensation expense on options			27,197					27,197
Exercise of stock options			(3,082)	1,362			50,921	49,201
Grant of restricted stock			11,438	2,117	(18,235)		12,841	8,161
Issuance of deferred stock			2				154	156
Forfeit of restricted stock					1,936		(1,936)	-
Amortization of restricted stock awards					38,095			38,095
Tax effect of options exercised			192,192					192,192
Tax effect of restricted stock granted			18,361					18,361
Other comprehensive income/(loss)						(988)		(988)

Balance at November 13, 2007	1,209	-	522,587	1,139,373	-	(2,129)	(1,034,760)	626,280

Purchase Accounting	(1,209)		(522,587)	(1,139,373)		2,129	1,034,760	(626,280)
Net Loss				(30,538)				(30,538)
Members Contribution-A Units			2,764,124					2,764,124
Members Contribution-A Prime Units			34,200					34,200
Vested Value of B Units			3,390					3,390
Other comprehensive income/(loss)						2,853		2,853

Balance at December 31, 2007	-	-	$2,801,714	$(30,538)	-	$2,853	-	$2,774,029

	For the Period	For the Period
Comprehensive Income (in 000s):	1/1/07-11/13/07	11/14/07-12/31/07	2006	2005
Net income (loss)	$102,913	$(30,538)	$187,680	$171,156
Other comprehensive income:
Unrealized gains/(losses) on marketable equity securities, net of tax	(156)	(3,094)	4,197	1,847
Reclassification adjustments for realized (gains)/losses	(189)	157	(3,321)	(2,195)
Acceleration of terminated cash flow hedge	-	-	-	1,141
Terminated cash flow hedge	(133)	-	(241)	1,529
Deferred tax impact of terminated cash flow hedge	-	-	(503)	-
Funded status of retirement plans, net of tax	(529)	5,782	(2,134)	(2,351)
Foreign currency translation adjustments	19	8	(3)	1

Subtotal: other comprehensive income/(loss)	(988)	2,853	(2,005)	(28)

Comprehensive Income (Loss)	$101,925	$(27,685)	$185,675	$171,128

Change in Shares Outstanding (in 000s):	2007	2006	2005

Shares outstanding at the beginning of the year	78,815	77,715	92,905
Shares issued under equity incentive plans	2,513	3,083	3,907
Shares acquired	(862)	(1,983)	(904)
Repurchase from STA	-	-	(18,193)
MDP-led buyout	(80,466)	-	-

Shares outstanding at the end of the year	-	78,815	77,715

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Cash Flows
(in thousands)

	Successor	Predecessor
	November 14, 2007	January 1, 2007 to
	to December 31, 2007	November 13, 2007	2006	2005
Cash flows from operating activities:
Net income/(loss)	$(30,538)	$102,913	$187,680	$171,156
Adjustments to reconcile net income/(loss) to net cash provided from operating activities:
Deferred income taxes	12,550	4,871	(2,076)	4,086
Depreciation of office property, equipment, and leaseholds	1,194	8,394	9,425	8,745
Realized (gains)/losses from available-for-sale investments	312	(3,027)	(5,895)	(1,549)
Amortization of intangible assets	8,100	7,063	8,433	5,492
Amortization of debt related items, net	1,066	500	533	(3,753)
Compensation expense for equity plans	5,113	76,963	41,370	19,221
Net (increase) decrease in assets:
Management and distribution fees receivable	24,545	(41,171)	(25,308)	(8,995)
Current taxes receivable	(29,668)	(201,553)	-	-
Other receivables	(22,519)	3,925	8,837	(1,886)
Other assets	1,624	11,552	(6,842)	1,625
Net increase (decrease) in liabilities:
Accrued compensation and other expenses	3,456	49,990	32,968	18,888
Deferred compensation	(37,572)	2,167	4,993	2,037
Current taxes payable	-	-	370	(8,632)
Accounts payable	5,423	(2,377)	(2,516)	494
Other liabilities	(7,565)	36,880	(4,619)	4,875
Other	(89)	(802)	(1,397)	(3,245)

Net cash provided by/(used in) operating activities	(64,568)	56,288	245,956	208,559

Cash flows from financing activities:
Proceeds from loans and notes payable	-	-	-	860,000
Proceeds from senior term notes	-	-	-	550,000
Repayments of notes and loans payable	-	(100,000)	(50,000)	(1,010,000)
Net deferred debt issuance related items	-	-	-	(4,661)
Dividends paid	-	(57,252)	(73,139)	(62,805)
Proceeds from stock options exercised	-	49,201	59,462	53,699
Acquisition of treasury stock	-	(41,417)	(90,941)	(636,112)
Other, consisting primarily of the tax effect of options exercised	-	210,552	22,811	26,697

Net cash provided by/(used in) financing activities	-	61,084	(131,807)	(223,182)

Cash flows from investing activities:
MDP Transaction	(32,019)	-	-	-
Santa Barbara acquisition	-	-	-	(49,765)
HydePark acquisition	-	(9,706)	-	-
Purchase of office property and equipment	(5,114)	(17,924)	(11,123)	(13,494)
Proceeds from sales of investment securities	19,182	41,520	46,884	29,452
Purchases of investment securities	(25,464)	(50,615)	(38,765)	(13,477)
Net change in consolidated funds	114,602	(2,715)	5,716	(6,604)
Repurchase of NWQ minority members’ interests	-	(22,500)	(22,642)	(22,800)
Other, consisting primarily of the change in other investments	25	(221)	17	10,883

Net cash provided by/(used in) investing activities	71,212	(62,161)	(19,913)	(65,805)

Effect of exchange rate changes on cash and cash equivalents	8	20	(1)	1
Increase/(decrease) in cash and cash equivalents	6,652	55,231	94,235	(80,427)
Cash and cash equivalents:
Beginning of period	278,399	223,168	128,933	209,360

End of period	$285,051	$278,399	$223,168	128,933

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. AND SUBSIDIARIES (AND PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1.	ACQUISITION OF THE COMPANY

On June 19, 2007, Nuveen Investments Inc. (the “Predecessor”) entered into an agreement (the “Merger Agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the Merger Agreement. The transaction closed on November 13, 2007 (the “Effective Date”).

On the Effective date, Windy City Investments Holdings, LLC (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors, and certain of our employees, including senior management. Windy City Investments Inc. (the “Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, Merger Sub merged with and into Nuveen Investments, Inc., which was the surviving corporation (the “Successor”) and assumed the obligations of Merger Sub by operation of law.

Unless the context requires otherwise, “we,” “us,” “our”, “Nuveen Investments” or the “Company” refers to the Successor and its subsidiaries, and for periods prior to November 13, 2007, the Predecessor and its subsidiaries.

The agreement and plan of merger and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions”:

•	the purchase by the equity investors of Class A Units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interest in Nuveen Investments;

•	the entering into by the Merger Sub of a new senior secured credit facility comprised of: (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250.0 million revolving credit facility with a term of six years, which are discussed in Note 5, “Debt”;

•	the offering by the Merger Sub of $785 million of senior unsecured notes, which are discussed in Note 5, “Debt”;

•	the merger of the Merger Sub with and into the Predecessor, with the Predecessor as the surviving corporation; and

•	the payment of approximately $174.4 million of fees and expenses related to the Transactions, including approximately $51.1 million of fees expensed.

Immediately following the merger, Nuveen Investments, Inc. became a wholly-owned subsidiary of the Parent and a wholly-owned indirect subsidiary of Holdings.

The purchase price of the Company has been preliminarily allocated to the assets and liabilities acquired based on their estimated fair market values at the date of acquisition as described in Note 3, “Purchase Accounting.”

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated balance sheet as of December 31, 2006 and the consolidated statements of income, changes in shareholders’ equity and cash flows for the period January 1, 2007 to November 13, 2007 and the years ended December 31, 2006 and 2005 represent operations of the Predecessor. The consolidated balance sheet as of December 31, 2007 and the consolidated statements of income, changes in shareholders’ equity and cash flows for the period from November 14, 2007 to December 31, 2007 represent the operations of the Successor. As a result of the consummation of the Transactions (discussed in Note 1, “Acquisition of the Company”) and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 (for the Successor period) are presented on a different basis than that for the periods before November 13, 2007 (for the Predecessor period) and therefore are not comparable.

The consolidated financial statements include the accounts of Nuveen Investments, Inc. and its majority-owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company and its subsidiaries offer high-quality investment capabilities through branded investment teams: NWQ, specializing in value-style equities; Nuveen Asset Management (“Nuveen” or “NAM”), focusing on fixed-income investments; Santa Barbara, specializing in growth equities; Tradewinds, specializing in global equities; Rittenhouse, dedicated to “blue-chip” growth equities; and Symphony, with expertise in alternative investments as well as long-only equity and credit strategies.

On April 30, 2007, the Company acquired HydePark Investment Strategies, which specializes in enhanced equity index strategies. The results of HydePark Investment Strategies’ operations are included in our consolidated statement of income since the acquisition date.

Operations of Nuveen Investments are organized around its principal advisory subsidiaries, which are registered investment advisers under the Investment Advisers Act of 1940. These advisory subsidiaries manage the Nuveen mutual funds and closed-end funds and provide investment services for individual and institutional managed accounts. Additionally, Nuveen Investments, LLC, a registered broker and dealer in securities under the Securities Exchange Act of 1934, provides investment product distribution and related services for the Company’s managed funds.

Sale of The St. Paul Travelers Companies, Inc.’s Ownership Interest in Nuveen Investments

On April 7, 2005, The St. Paul Travelers Companies, Inc. (“STA”) sold approximately 40 million shares of Nuveen Investments’ common stock in a secondary underwritten public offering at $34.00 per share.

In addition, the Company repurchased $600 million of Nuveen Investments common stock directly from STA at a price of $32.98 per share, or approximately 18.2 million shares. The entire $600 million repurchase was recorded by Nuveen Investments as if it were completed in its entirety on April 7, 2005. Upon the closing of the secondary offering, the Company was no longer a majority-owned subsidiary of STA, and, as of the end of September 2005, all of STA’s remaining ownership interest had been sold.

Expensing Stock Options

Effective April 1, 2004, the Company began expensing the cost of stock options in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the lesser of the options’ vesting period or the related employee service period. A Black-Scholes option-pricing model was used to determine the fair value of each award at the time of the grant.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25 and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires measurement of the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is to be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R requires the use of a slightly different method of accounting for forfeitures. Beginning in 2006, the Company adopted SFAS No. 123R. No cumulative accounting adjustment was recorded, as this change in methodology did not have a material impact on the Company’s consolidated financial statements.

Other

Certain other amounts in the prior year financial statements have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on net income or shareholders’ equity.

Use of Estimates

These financial statements rely, in part, on estimates. Actual results could differ from these estimates. In the opinion of management, all necessary adjustments (consisting of normal recurring accruals) have been reflected for a fair presentation of the results of operations, financial position and cash flows in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, investment instruments with maturities of three months or less and other highly liquid investments, including commercial paper and money market funds, which are readily convertible to cash. Amounts presented on our consolidated balance sheets approximate fair value. Included in cash and cash equivalents at December 31, 2007 and December 31, 2006 are approximately $5 million of treasury bills segregated in a special reserve account for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest, and approximate fair value. The Company’s exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties’ ability to satisfy their obligations. It is the Company’s policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2007 and 2006, the Company had approximately $50 million in securities purchased under agreements to resell.

The Company utilizes resale agreements to invest cash not required to fund daily operations. The level of such investments will fluctuate on a daily basis. Such resale agreements typically mature on the day following the day on which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for balance sheet and cash flow purposes.

Securities Transactions

Securities transactions entered into by the Company’s broker-dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned are valued at market value with profit and loss accrued on unsettled transactions based on the trade date.

Furniture, Equipment and Leasehold Improvements

Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. The Company capitalizes certain costs incurred in the development of internal-use software. Software development costs are amortized over a period of not more than five years.

Software Costs

The Company follows AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing software for internal use. Capitalized software costs are included within “Furniture, Equipment, and Leasehold Improvements” on the accompanying consolidated balance sheets and are amortized beginning when the software project is complete and placed into service over the estimated useful life of the software (generally three to five years). For the period January 1, 2007 to November 13, 2007, the Company capitalized $5.2 million for costs incurred in connection with developing software for internal use. For the period November 14, 2007 to December 31, 2007, the Company capitalized $1.0 million for costs incurred in connection with developing software for internal use. During 2006 and 2005, the Company capitalized $2.4 million and $3.5 million, respectively.

Investments

The accounting method used for the Company’s equity investments is generally dependent upon the type of financial interest the Company has in the entity. For investments where the Company can exert control over the financial and operating policies of the entity, which generally exists if there is a 50% or greater voting interest, the entity is consolidated into the Company’s financial statements. For certain investments where the risks and rewards of ownership are not directly linked to voting interests (“variable interest entities” or “VIEs”), an entity may be consolidated if the Company, with its related parties, is considered the primary beneficiary of the entity. The primary beneficiary determination will consider not only the Company’s equity interest, but the benefits and risks associated with non-equity components of the Company’s relationship with the entity, including debt, investment advisory and other similar arrangements, in accordance with FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.”

Included in total investments of $490 million and $129 million as of December 31, 2007 and 2006, respectively, on the accompanying consolidated balance sheets are underlying securities from consolidated sponsored investment funds managed by the Company and a collateralized loan obligation (see Note 10, “Consolidated Funds”). These underlying securities approximate $372 million and $35 million at December 31, 2007 and 2006, respectively, and are excluded from the discussion below, regarding the Company’s classification of investments as either non-marketable, trading, or available-for sale. These underlying securities relate to two funds and a collateralized loan obligation as of December 31, 2007 and three funds as of December 31, 2006 where the Company (including related parties) is the majority investor in those funds and therefore the Company is required to consolidate these funds in its consolidated financial statements. (Refer to Note 10, “Consolidated Funds,” for additional information).

Investments consist of securities classified as either: held-to-maturity, trading, or available-for-sale.

At December 31, 2007 and 2006, the Company did not hold any investments that it classified as held-to-maturity.

Trading securities are securities bought and held principally for the purpose of selling them in the near term. These investments are reported at fair value, with unrealized gains and losses included in earnings. At December 31, 2007 and 2006, approximately $2 million and $27 million of investments, respectively, were classified as trading securities. At December 31, 2006, approximately $12 million of these securities were in products or portfolios that are not currently marketed by the Company but may be offered to investors in the future. There were no such amounts at December 31, 2007. The fair value for these products is determined through a combination of quoted market prices as well as a valuation of any derivatives employed by means of discounted cash flow analysis. The remaining balance of approximately $14 million as of December 31, 2006 included as trading securities was our investment in certain Company-sponsored mutual funds. The purpose of these investments was to mitigate the Company’s interest rate exposure for those participants in the Predecessor’s deferred compensation program who had elected to defer compensation with such deferred compensation earning interest based on the rate of return of one of several managed funds sponsored by the Company. To mitigate exposure and to minimize the volatility of the Predecessor’s deferred compensation liability, the Company purchased shares of the underlying funds at the time of the deferral. The deferred compensation liability was paid out as a result of the MDP merger.

Investments not classified as either held-to-maturity or trading are classified as available-for-sale securities. These investments are carried at fair value with unrealized holding gains and losses reported net of tax in accumulated other comprehensive income, a separate component of shareholders’ equity, until realized. Realized gains and losses are reflected as a component of non-operating income/(expense). At December 31, 2007 and 2006, approximately $116 million and $66 million of investments, respectively, were classified as available-for-sale and consisted primarily of Company-sponsored products or portfolios that are not currently being marketed by the Company but may be offered to investors in the future. These marketable securities are carried at fair value, which is based on quoted market prices.

Realized gains on the sale of investments are calculated based on the specific identification method and are recorded in “Other Income/Expense” on the accompanying consolidated statements of income.

The cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities by major security type at December 31, 2007 and 2006, are as follows:

(in 000s)

		Gross	Gross
		Unrealized	Unrealized
	Cost	Holding Gains	Holding Losses	Fair Value

At December 31, 2007
Equity	$ 66,523	$-	$(3,408)	$ 63,115
Taxable Fixed Income	54,157	74	(1,480)	52,751

	$120,680	$74	$(4,888)	$115,866

At December 31, 2006
Equity	$ 35,077	$3,761	$ (56)	$ 38,782
Taxable Fixed Income	27,359	183	(15)	27,527

	$ 62,436	$3,944	$ (71)	$ 66,309

The Company periodically evaluates its investments for other-than-temporary declines in value. Other-than-temporary declines in value may exist when the fair value of an investment security has been below the carrying value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax in accumulated other comprehensive income is realized as a charge to net income in that period.

In accordance with purchase accounting for the MDP merger, investments were written-up/down to fair value as of November 13, 2007. As a result, the unrealized gains/losses at December 31, 2007 represent unrealized gains/losses for the period from November 14, 2007 to December 31, 2007.

At December 31, 2007, no investments had unrealized losses for greater than 12 months, as the cost basis for investments was marked to fair value in accordance with purchase accounting for the MDP merger.

The following table presents information about the Company’s investments with unrealized losses at December 31, 2006 (in 000s):

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

Sponsored funds	$2,000	$(23)	$584	$(17)	$2,584	$(40)
Incubation strategies	1,339	(31)	--	--	1,339	(31)

Total temporarily impaired securities	$3,339	$(54)	$584	$(17)	$3,923	$(71)

Of the approximately $490 million in total investments at December 31, 2007, approximately $65 million relates to equity-based funds and accounts and $425 million relates to fixed-income funds or accounts.

Revenue Recognition

Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Performance fees are recognized only at the performance measurement dates contained in the individual account management agreements and are dependent upon performance of the account exceeding agreed-upon benchmarks over the relevant period. Some of the Company’s investment management agreements provide that, to the extent certain enumerated expenses exceed a specified percentage of a fund’s or a portfolio’s average net assets for a given year, the advisor will absorb such expenses through a reduction in management fees. Investment advisory fees are recorded net of any such expense reductions. Investment advisory fees are also recorded net of any sub-advisory fees paid by the Company, based on the terms of those arrangements.

Accumulated Other Comprehensive Income/(Loss)

The Company’s other comprehensive income/(loss), which is a component of shareholders’ equity, consists of: changes in unrealized gains and losses on certain investment securities classified as available-for-sale (recorded net of tax); reclassification adjustments for realized gains/(losses) on those investment securities classified as available-for-sale; activity from terminated cash flow hedges (recorded net of tax); activity related to the Company’s qualified pension and post-retirement plans (recorded net of tax); and foreign currency translation adjustments. Each of these items is described below.

The changes in unrealized gains and (losses) (net of tax) on investment securities classified as available-for-sale were approximately ($0.3 million) for the period from January 1, 2007 to November 13, 2007. At November 13, 2007, a $2.2 million net unrealized gain on investments (net of tax) was taken into account during the purchase accounting for the MDP merger in order to write up the investments to fair value. The $2.9 million net unrealized loss for investments for the period from November 14, 2007 to December 31, 2007 represents the net change in market values for investments between November 13, 2007 and December 31, 2007. For the years ended December 31, 2006 and 2005, the changes in unrealized gains/(losses) (net of tax) on investment securities classified as available-for-sale were $0.9 million and ($0.3 million), respectively. The related cumulative tax effects of the changes in unrealized gains and losses on those investment securities classified as available-for-sale were deferred tax benefits/(liabilities) of $0.1 million for the period from January 1, 2007 to November 13, 2007, $1.9 million for the period from November 14, 2007 to December 31, 2007, ($0.3 million) in 2006 and $0.2 million in 2005. The reclassification adjustments for realized gains/(losses) for those investment securities classified as available-for-sale resulted in losses of approximately $0.2 million for the period from January 1, 2007 to November 13, 2007, ($0.2 million) for the period from November 14, 2007 to December 31, 2007, and $3.3 million and $2.2 million in 2006 and 2005, respectively.

During 2007 and 2006, the Company did not have any new activity resulting from cash flow hedges. During 2005, the Predecessor had two different sources of activity from terminated cash flow hedges: (1) the acceleration of the amortization of a deferred loss resulting from a series of Treasury rate lock transactions related to the private placement debt; and (2) the deferral of a gain and its related amortization resulting from a series of Treasury rate lock transactions related to the Senior Term Notes (refer to Note 5, “Debt,” for additional information).

The first source of 2005 activity from terminated cash flow hedges related to the private placement debt. As discussed further in Note 7, “Derivative Financial Instruments,” the Predecessor had incurred a deferred loss during 2003 in connection with a series of Treasury rate lock transactions that had been entered into in anticipation of the private placement debt (see Note 5, “Debt”). This loss was reclassified into current earnings commensurate with the recognition of interest expense on the private placement debt. On April 6, 2005, the Predecessor made an early repayment of the entire $300 million of private placement debt. As a result of this early repayment, the Predecessor accelerated the recognition of the remaining $1.1 million of unamortized deferred loss relating to those Treasury rate lock transactions. At December 31, 2005, there was no remaining unamortized loss relating to these Treasury rate lock transactions.

The second source of 2005 activity from terminated cash flow hedges relates to the Senior Term Notes. As discussed further in Note 7, “Derivative Financial Instruments,” during 2005, the Predecessor deferred a

$1.6 million gain that resulted from another series of Treasury rate lock transactions; these Treasury rate lock transactions were entered into in anticipation of the issuance of the 5-year and 10-year Senior Term Notes (see Note 5, “Debt,” for additional information). This $1.6 million gain was being reclassified into current earnings commensurate with the recognition of interest expense on the 5-year and 10-year term debt. For the period from January 1, 2007 to November 13, 2007, the Predecessor reclassified approximately $0.2 million of the deferred gain from other comprehensive income to a reduction in interest expense. As a result of applying purchase accounting for the MDP merger, the remaining $1.1 million in unamortized deferred gain on these Treasury rate lock transactions was written-off. For the years ended December 31, 2006 and 2005, the amortization was approximately $0.2 million and $0.1 million, respectively. At December 31, 2006, the remaining unamortized deferred gain on these Treasury rate lock transactions approximated $1.3 million. There are no remaining unamortized deferred gains related to the Treasury rate lock transactions for the 5-year and 10-year senior term notes as of December 31, 2007.

The next component of the Company’s other comprehensive income/(loss) relates to the Company’s pension and post-retirement plans. As of December 31, 2006, the Company’s qualified pension plan was determined to be underfunded on an accumulated benefit obligation (“ABO”) basis. Consequently, a charge was recorded to shareholders’ equity, net of income tax benefits, as a component of other comprehensive loss, of approximately $4.6 million. In addition, a gain (net of tax) of approximately $75,000 (actual dollars) was recorded to shareholders’ equity at December 31, 2006 as a component of other comprehensive income related to the Company’s post-retirement benefits plan. As a result of applying purchase accounting for the MDP merger, the Company wrote off the net deferred loss of $5.0 million as of November 13, 2007 in other comprehensive income (a component of shareholders’ equity) related to its pension and post-retirement plans. After a revaluation of pension and post-retirement liabilities in connection with purchase accounting for the MDP merger, the Company recorded a net deferred gain (net of tax) of approximately $5.8 million as of December 31, 2007 in other comprehensive income, a component of shareholders’ equity.

Finally, the last component of the Company’s other comprehensive income/(loss) relates to foreign currency translation adjustments. For the period from January 1, 2007 to November 13, 2007, the Company recorded approximately $19,000 (actual dollars) in foreign currency translation gains. These gains were recorded into other comprehensive income, a component of shareholders’ equity. In connection with the application of purchase accounting for MDP merger, the Company wrote off foreign currency translation gains of $21,000 (actual dollars). For the period from November 14, 2007 to December 31, 2007, the Company recorded approximately $8,000 (actual dollars) in foreign currency translation gains into other comprehensive income, a component of shareholders’ equity. For the years ended December 31, 2006 and December 31, 2005, the Company recorded approximately $3,000 (actual dollars) of foreign currency translation losses and $1,000 (actual dollars) of foreign currency translation gains, respectively.

The Company’s total comprehensive income/(loss) was approximately $101.9 million for the period from January 1, 2007 to November 13, 2007, ($27.7 million) for the period November 14, 2007 to December 31, 2007, $185.7 million for 2006, and $171.1 million for 2005.

Goodwill

In July 2001, the FASB issued Statement SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”.) SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead that they be tested for impairment at least annually using a two-step process. Intangible assets continue to be amortized over their useful lives.

The Company had chosen May 31 as its measurement date for the annual SFAS No. 142 impairment test. Neither the initial SFAS No. 142 impairment test (as of January 1, 2002), nor any of the subsequent, ongoing annual SFAS No. 142 impairment tests (as of May 31) indicated any impairment of goodwill. The Company had identified five reporting units for purposes of the impairment test. These reporting units are one level below our operating segment and were determined based on how we manage our business, including our internal reporting structure, management accountability and resource prioritization process. The Company’s SFAS No. 142 goodwill impairment test involves the use of estimates. Specifically, estimates are used in assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of reporting units. While we believe that our testing was appropriate, the use of different assumptions may have resulted in recognizing some impairment of goodwill in our financial statements.

As a result of the MDP merger, the remaining goodwill from the Predecessor was written-off in purchase accounting.

The following table presents a reconciliation of activity in goodwill from December 31, 2005 to December 31, 2007, as presented on our consolidated balance sheets:

(in 000s)

Balance at December 31, 2005	$625,267
Repurchase of NWQ minority interests	22,500
Revised Santa Barbara intangible asset valuation	(13,497)
Additional Santa Barbara acquisition costs	20

Balance at December 31, 2006	$634,290

Repurchase of NWQ minority interests	22,500
Santa Barbara acquisition costs	(5)
HydePark acquisition	13,263
Purchase accounting – write-off Predecessor goodwill	(670,048)
Purchase accounting – new goodwill MDP Transaction	3,376,841

Balance at December 31, 2007	$3,376,841

Intangible Assets

For the Predecessor, intangible assets consisted primarily of the estimated value of customer relationships resulting from the Symphony, NWQ, Santa Barbara and HydePark acquisitions. The Predecessor did not have any intangible assets with indefinite lives. The Predecessor amortized intangible assets over their estimated useful lives.

As a result of the MDP merger, the remaining unamortized value of intangible assets from the Predecessor period as of November 13, 2007 was written-off in purchase accounting. The Successor then recorded new intangible assets arising from the MDP merger. Independent third-party appraisers were engaged to assist management and perform a valuation of certain tangible and intangible assets acquired and liabilities assumed. The Successor recorded purchase accounting adjustments to establish intangible assets for trade names, investment contracts and customer relationships. Of the new intangible assets recorded as a result of the MDP merger, only one intangible asset is amortizable – the $972.0 million intangible asset recorded for customer relationships – managed accounts. The other three intangible assets recorded as a result of the MDP merger, $273.8 million for trade names, $1.6 billion for investment contracts– closed end funds, and $1.3 billion for investment contracts – mutual funds, are indefinite-lived.

The following table presents a reconciliation of activity in Intangible Assets from December 31, 2005 to December 31, 2007, as presented on our consolidated balance sheets:

(in 000s)

Balance at December 31, 2005	$62,307
Santa Barbara acquisition:
Customer relationships	11,800
Trademark / tradename	1,700

Amortization of:
Symphony customer relationships	(2,223)
Symphony internally developed software	(191)
NWQ customer relationships	(2,544)
Santa Barbara customer relationships	(3,239)
Santa Barbara Trademark / Tradename	(236)

Balance at December 31, 2006	$67,374

HydePark acquisition:
Intangibles	4,163

Amortization of:
Symphony customer relationships	(1,933)
NWQ customer relationships	(2,213)
Santa Barbara customer relationships	(2,531)
Santa Barbara Trademark / Tradename	(164)
HydePark intangibles	(223)

Purchase accounting – write-off net remaining unamortized value of Predecessor intangible assets	(64,473)

Purchase accounting – new intangible assets arising from MDP Transaction:
Trade names	273,800
Investment contracts – closed end funds (“CEF”)	1,551,400
Investment contracts – mutual funds (“MF”)	1,290,600
Customer relationships – managed accounts (“MA”)	972,000

Amortization of:
Customer relationships – managed accounts	(8,100)

Balance at December 31, 2007	$4,079,700

The following table reflects the gross carrying amounts and the accumulated amortization amounts for the Company’s intangible assets as of December 31, 2007 and 2006:

	Successor		Predecessor
	As of December 31, 2007		As of December 31, 2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(in 000s)	Amount	Amortization	Amount	Amortization

Symphony acquisition-
Customer relationships	$ -	$ -	$ 43,800	$ 12,113
Internally developed software	-	-	1,622	1,622
Favorable lease	-	-	369	369
NWQ acquisition-
Customer relationships	-	-	22,900	11,238
Santa Barbara acquisition-
Customer relationships	-	-	26,200	3,639
Trademark / Tradename	-	-	1,700	236

MDP merger-
Trade Names	273,800	-	-	-
Investment Contracts – CEF	1,551,400	-	-	-
Investment Contracts – MF	1,290,600	-	-	-
Customer Relationships – MA	972,000	8,100	-	-

Total	$ 4,087,800	$ 8,100	$ 96,591	$ 29,217

For the period from November 14, 2007 to December 31, 2007, the Successor’s aggregate amortization expense relating to the Successor’s one amortizable intangible asset was $8.1 million. The approximate useful life of this intangible asset, Customer Relationships – Managed Accounts, is 15 years. The estimated aggregate amortization expense for each of the next five years is approximately $64.8 million. The other three intangible assets identified by external valuation experts as arising from the MDP merger – namely Trade Names, Investment Contracts – Closed End Funds, and Investment Contracts – Mutual Funds, are indefinite lived.

For the period from January 1, 2007 to November 13, 2007, the aggregate amortization expense relating to the Predecessor’s amortizable intangible assets was approximately $7.1 million. For the years ended December 31, 2006 and 2005, the aggregate amortization expense relating to the Predecessor’s amortizable intangible assets was approximately $8.4 million and $5.5 million, respectively. There were no indefinite lived intangible assets at December 31, 2006 and 2005. The approximate useful lives of the Predecessor’s intangible assets were as follows: Symphony customer relationships – 19 years; Symphony internally developed software – 5 years; NWQ customer relationships – 9 years; Santa Barbara customer relationships – 9 years; and Santa Barbara Trademark/Tradename – 9 years.

Other Receivables and Other Liabilities

Included in other receivables and other liabilities are receivables from and payables to broker-dealers and customers, primarily in conjunction with unsettled trades, as well as receivables for investments sold and payables for investments purchased related to funds that we are required to consolidate (refer to Note 10, “Consolidated Funds,” for additional information). Receivables due from broker-dealers were approximately $1.8 million and $2.0 million, and payables due to broker-dealers were approximately $1.3 million and $0.9 million at December 31, 2007 and 2006, respectively. Receivables for investments sold related to the consolidated funds were approximately $18.6 million and $12.3 million at December 31, 2007 and 2006, respectively. Payables for investments purchased related to the consolidated funds were approximately $78.7 million and $15.6 million at December 31, 2007 and 2006, respectively.

Other Assets

At December 31, 2007 and 2006, other assets consist primarily of approximately $7.4 million and $11.7 million, respectively, in commissions advanced by the Company on sales of certain mutual fund shares. Advanced sales commission costs are being amortized over the lesser of the Securities and Exchange Commission Rule 12b-1 revenue stream period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”) requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risk existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Cash and cash equivalents, marketable securities, notes and other accounts receivable and investments are financial assets with carrying values that approximate fair value because of the short maturity of those instruments. Accounts payable and other accrued expenses are financial liabilities with carrying values that also approximate fair value because of the short maturity of those instruments. The fair value of long-term debt is based on market prices.

A comparison of the fair values and carrying amounts of these instruments is as follows:

(in 000s)

December 31,	2007		2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Assets:
Cash and cash equivalents	$285,051	$285,051	$223,168	$223,168
Fees receivable	103,866	103,866	87,239	87,239
Other receivables	51,204	51,204	23,481	23,481
Underlying securities in consolidated funds	371,827	371,827	35,195	35,195
Marketable securities	117	117	80,367	80,367
Open derivatives	17	17	259	259

Liabilities:
Long-term notes	$3,650,000	$3,511,297	$550,000	$533,228
Notes payable	-	-	100,000	100,000
Accounts payable	16,931	16,931	13,474	13,474
Open derivatives	31,687	31,687	601	601

Leases

The Company leases its various office locations under cancelable and non-cancelable operating leases, whose initial terms typically range from month-to-month to fifteen years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease, with any applicable leasehold incentives applied as a reduction to monthly lease expense.

Advertising and Promotional Costs

Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company’s brands and image. The Company’s policy is to expense such costs as incurred.

Other Income/(Expense)

Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including gain or loss on the disposal of property.

The following is a summary of Other Income/(Expense) for the period from January 1, 2007 to November 13, 2007 (Predecessor), the period from November 14, 2007 to December 31, 2007 (Successor), and the years ended December 31, 2006 and 2005:

(in 000s)	1/1/07 -	11/14/07 -
For the period/year ended	11/13/07	12/31/07	12/31/06	12/31/05

Gains/(Losses) on Investments	$ 3,942	$(33,110)	$15,466	$4,802
Gains/(Losses) on Fixed Assets	(101)	-	(171)	(442)
Miscellaneous Income/(Expense)	(53,565)	(5,471)	431	3,528

Total	$(49,724)	$(38,581)	$15,726	$7,888

Total other income/(expense) for the period from January 1, 2007 to November 13, 2007 is $(49.7) million. Included in the $(49.7) million is $47.7 million of MDP merger related expenses and a $6.2 million trailer fee payment (refer to Note 13, “Trailer Fees,” for additional information). Total other income/(expense) for the period from November 14, 2007 to December 31, 2007 is $(38.6) million, which is primarily due to the mark-to-market on the new debt derivatives (refer to Note 7, “Derivatives,” for additional information). In addition we recorded an additional $3.4 million of MDP merger related expenses during this period.

Total other income/(expense) for 2006 was $15.7 million. Included in the $15.5 million of gains on sale of investments is approximately $10.1 million related to the sale of the Company’s investment in Institutional Capital Corporation. Gains from sales of investments also include approximately $4.8 million recognized on the sale of seed investments in Company sponsored funds and accounts.

Total other income/(expense) was $7.9 million in 2005. As a result of the early repayment of private placement debt, the Company accelerated the recognition of unamortized deferred gains and losses resulting from various interest rate hedging activity associated with the private placement debt. This accelerated recognition resulted in $3.6 million of miscellaneous income for the year. Supplementing this other income was $4.8 million in gains recognized on the sale of seed investments.

Net Interest Expense

The following is a summary of Net Interest Expense for the period from January 1, 2007 to November 13, 2007 (Predecessor), the period from November 14, 2007 to December 31, 2007 (Successor), and the years ended December 31, 2006 and 2005 (Predecessor):

(in 000s)	1/1/07 -	11/14/07 -
For the period/year ended	11/13/07	12/31/07	12/31/06	12/31/05

Dividends and Interest Income	$ 11,402	$ 4,590	$ 11,388	$ 8,978
Interest Expense	(30,393)	(41,520)	(39,554)	(27,917)

Total	$(18,991)	$(36,930)	$(28,166)	$(18,939)

As a result of the significant increase in debt from the MDP merger, net interest expense was and will be significantly higher for the Successor company.

Net interest expense increased $9.2 million in 2006 due to increased interest expense as a result of increased debt associated with the repurchase of shares from STA. Partially offsetting this increase was an increase in interest income due to interest earned on investable cash.

Net interest expense increased $11.0 million in 2005 as a result of increased debt associated with the repurchase of shares from STA. Partially offsetting this increase was an increase in dividends and interest income due to dividends received during 2005 and interest earned on the consolidated funds.

Taxes

The Company and its subsidiaries file a consolidated federal income tax return. The Company provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. Valuation allowances may be established, when necessary, to reduce deferred tax assets to amounts expected to be realized. At December 31, 2007, a $3.8 million valuation allowance was recorded through purchase accounting related to acquired state net operating loss carryforwards due to the uncertainty that the deferred tax assets will be realized. See Note 6, “Income Taxes,” for additional information. There were no deferred tax asset valuation allowances at December 31, 2006.

Supplemental Cash Flow Information

The Company paid $34.3 million in interest for the period from January 1, 2007 to November 13, 2007, $43.6 million in interest for the period from November 14, 2007 to December 31, 2007, and $36.7 million and $21.7 million in of interest during 2006 and 2005, respectively. This compares with interest expense reported in the Company’s consolidated statements of income of $30.4 million, $41.5 million, $39.6 million, and $27.9 million for the respective periods.

Federal and state income taxes paid for the period from January 1, 2007 to November 13, 2007 were $83.3 million. There were no federal or state income taxes paid for the period from November 14, 2007 to December 31, 2007. For the years ended December 31, 2006 and 2005, the Company paid $101.9 million and $85.9 million, respectively, in federal and state income taxes. Federal and state income taxes paid include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

3.	PURCHASE ACCOUNTING

The Transactions (discussed in Note 1, “Acquisition of the Company”) have been accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations,” whereby the purchase price paid to effect the Transactions was allocated to record acquired assets and liabilities at fair value. The Transactions and the allocation of the purchase price have been recorded as of November 13, 2007. The purchase price was $5.8 billion.

Independent third-party appraisers were engaged to assist management and perform a valuation of certain tangible and intangible assets acquired and liabilities assumed. As of December 31, 2007, the Company has recorded purchase accounting adjustments to establish intangible assets for trade names, investment contracts and customer relationships and to revalue the Company’s pension plans, among other things.

Allocation of the purchase price for the acquisition of the Company is based on estimates of the fair value of net assets acquired. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day the acquisition was completed. The purchase price has been allocated on a preliminary basis as follows (in thousands):

Cash consideration purchase price:
Paid to shareholders	$ 5,772,498
Transaction costs	77,051

5,849,549

Net assets acquired:
Cash and investments at fair value	427,302
Receivables	143,455
Property and equipment	42,873
Taxes receivable	205,560
Other assets	14,200
Resultant intangible assets recorded:
Trade names	273,800
Investment contracts	2,842,000
Customer relationships	972,000
Current liabilities assumed	(236,547)
Fair value of long-term debt	(545,223)
Other long-term obligations assumed	(103,199)
Minority interest	(59,551)
Tax impact of purchase accounting adjustments	(1,503,962)

Net assets acquired at fair value	2,472,708

Goodwill as of December 31, 2007	$ 3,376,841

Goodwill arising from the MDP merger is not deductible for tax purposes.

Total fees and expenses related to the Transactions were approximately $174.4 million, consisting of approximately $51.1 million of indirect transaction costs which were expensed, $42.9 million of direct acquisition costs which were capitalized, and $80.4 million of deferred financing costs. Such fees include commitment, placement, financial advisory and other transaction fees as well as legal, accounting, and other professional fees. The direct costs are included in the purchase price and are a component of goodwill. Deferred financing costs are being amortized over their respective terms -- 7 years for the new $2.3 billion term loan facility and 8 years for the new $785 million 10.5% senior term notes. All deferred financing costs are amortized using the effective interest method. See Note 5, “Debt,” for a complete description of the new debt.

4.	EQUITY-BASED COMPENSATION

Share-Based Compensation Plans - Predecessor

Prior to the completion of the MDP merger, the Predecessor granted stock options and restricted stock awards to key employees and directors under share-based compensation plans. The exercise price of the options was determined by the actual closing price of the Predecessor’s common stock as quoted by the New York Stock Exchange on the date of the grant. Compensation expense for restricted stock awards was measured at fair value on the date of the grant based on the number of shares granted and the quoted market price of the Predecessor’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

Under the terms of the Merger Agreement, each outstanding share of the Predecessor’s common stock was converted into a right to receive an amount in cash, without interest, of $65.00 (the “Merger Consideration”). In this regard, with respect to the Predecessor’s outstanding stock option grants and restricted stock awards, in accordance with the terms of the Merger Agreement, the Predecessor’s stock option and restricted stock equity plan documents and various actions taken by its Board of Directors:

•	all options outstanding immediately prior to the effective date of the merger, whether or not then vested or exercisable, were cancelled as of the Effective Date, with each holder of an option receiving for each share of common stock subject to the option, an amount equal to the Merger Consideration less the per share exercise price of such option; and

•	all shares of restricted stock outstanding immediately prior to the Effective Date of the Merger vested and became free of restrictions as of the Effective Date and each such share of restricted stock was converted into a right to receive the Merger Consideration.

The following is a summary of activity related to the stock options and restricted shares that were in effect through the Effective Date of the Merger, when all of the stock options were exercised and the restricted shares were issued:

(in 000s)

	Outstanding				Outstanding
	at December 31,			Exercised/	at December 31,
Predecessor’s Plan	2006	Issued	Forfeited	Cancelled	2007
Stock Options outstanding	15,816	609	146	16,279	-

Weighted-average exercise price per option	$27.18				-
Weighted-average remaining contractual term per option	5.75 years				-

Restricted Shares Outstanding	1,139	353	44	1,448	-

Weighted-average fair market value per share at date of award	$38.03				-
Weighted-average remaining restriction period	2.6 years				-

There were no share-based grants starting May 31, 2007 until November 13, 2007 (Predecessor). The weighted-average grant-date fair value of options and restricted shares granted during the period January 1, 2007 to May 31, 2007 was $12.40 per share and $51.60 per share, respectively.

Stock Options - Predecessor

The Predecessor awarded certain employees options to purchase the Company’s common stock at exercise prices equal to or greater than the closing market price of the stock on the day the options were awarded. Options awarded pursuant to the 1996 Plan and the 2005 Plan were generally subject to three- and four-year cliff vesting and expired ten years from the award date. The Company awarded options to purchase 580,121 shares of common stock in February 2007 to employees pursuant to the Company’s incentive compensation program for 2006. There were approximately 6,982,000 shares available for future equity awards as of December 31, 2006, after consideration of the February 2007 incentive awards.

Effective April 1, 2004, the Company began expensing the cost of stock options per the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” was adopted and the results for prior years were restated. Compensation cost recognized is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. Prior to April 1, 2004, the Company accounted for stock option plans under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share Based Payment.” Because the fair value recognition provisions of SFAS No. 123, “Stock-Based Compensation,” and SFAS No. 123R were materially consistent under our equity plans, the adoption of SFAS No. 123R did not have a significant impact on our financial position or our results of operations. In accordance with SFAS No. 123R, stock option compensation expense of approximately $27.2 million, $17.7 million, and $14.5 million has been recognized for the period January 1, 2007 to November 13, 2007, and the years ended December 31, 2006 and 2005, respectively. No stock option compensation expense was recorded for the period November 14, 2007 to December 31, 2007, as the stock options were cancelled and paid out in connection with the MDP merger. Included in compensation expense for 2006 is amortization related to a long-term equity performance plan discussed below.

As of December 31, 2006, there was approximately $20.0 million of total unrecognized compensation costs related to stock options. These costs were expected to be recognized over a weighted-average period of 3.2 years.

The weighted-average remaining contractual term of options that were exercisable at December 31, 2006 was 4.32 years. The aggregate intrinsic value of stock options that were outstanding and exercisable at December 31, 2006 was $429.9 million and $200.7 million, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $69.6 million and $77.8 million, respectively.

The total fair value of stock awards vested during the years ended December 31, 2006 and 2005 was $13.0 million, and $21.4 million, respectively.

The following table provides information about options outstanding as of December 31, 2006:

Options Outstanding	Weighted-Average
as of	Remaining		Range of Exercise
December 31, 2006	Contractual Life		Prices

40,000	0.04	years	$ 5.00 - $10.00
3,568,154	2.76		$10.01 - $20.00
8,701,848	5.96		$20.01 - $30.00
2,531,397	8.04		$30.01 - $40.00
967,742	9.11		$40.01 - $50.00
6,369	9.85		$50.01 - $60.00

15,815,510	5.75	years	$ 5.00 - $60.00

The options awarded during the period January 1, 2007 to November 13, 2007 had weighted-average fair values as of the time of the grant of $12.39 per share. There were no options awarded during the period November 14, 2007 to December 31, 2007. The options awarded during 2006 had weighted-average fair values as of the time of the grant of $10.38 per share. The options awarded during 2005 had weighted-average fair values as of the time of the grant of $8.90 per share.

The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for the period January 1, 2007 to November 13, 2007, and the years ended December 31, 2006 and 2005:

	1/1/07-11/13/07	2006	2005

Dividend yield	2.10%	2.10%	2.30% to 2.31%

Expected volatility	23.00% to 24.40%	23.00% to 25.00%	22.00% to 23.80%

Risk-free interest rate	4.45% to 4.71%	4.24% to 5.10%	3.56% to 3.92%

Expected life	4.45 to 5.8 years	5.1 years	5.1 to 5.2 years

Share repurchases were utilized, among other things, to reduce the dilutive impact of our stock-based plans. At December 31, 2006, the Company had one approved share repurchase plan in place with 6.6 million shares remaining to be purchased. Repurchased shares had been converted to Treasury shares and used to satisfy stock option exercises, as needed. Share repurchase activity was dependent, among other things, on the availability of excess cash after meeting business and capital requirements.

Restricted Stock - Predecessor

At the date of the grant, the recipient of restricted stock awards had all the rights of a stockholder, including voting and dividend rights, subject to certain restrictions on transferability and a risk of forfeiture. Restricted stock grants typically vested over a period of either 3 years or 6 years beginning on the date of grant.

In 2005, the Company granted 611,329 shares of restricted stock with a weighted-average fair value of $38.01. In 2006, the Company granted 363,324 shares of restricted stock with a weighted-average fair value of $43.12. From January 1, 2007 to November 13, 2007, the Company awarded 353,420 shares of restricted stock with a weighted-average fair value of $51.60 to employees pursuant to the Company’s incentive compensation program. All awards were subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards was reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services were rendered. Recorded compensation expense for restricted stock awards, including the amortization of prior year awards, was $39.4 million, $13.1 million, and $5.2 million, for the period January 1, 2007 to November 13, 2007, and the years ended December 2006 and 2005, respectively. The amount expensed for the period January 1, 2007 to November 13, 2007 is reflective of the acceleration of the then-remaining unamortized cost of restricted stock awards; the acceleration was due to the MDP merger. As of December 31, 2007, there were no unrecognized compensation costs related to deferred and restricted stock awards, as these awards were all cancelled and recipients received merger consideration.

A summary of the Company’s non-vested restricted stock activity for the three years ended December 31, 2007 is presented in the following table:

(in 000s, except per share data)

		Weighted-Average
	Number of	Grant Date Fair
	Shares	Value Per Share

Non-vested restricted stock at December 31, 2004	209	$29.29
Granted	611	38.01
Vested	(1)	38.01
Forfeited	(20)	38.01

Non-vested restricted stock at December 31, 2005	799	$35.73

Granted	363	43.12
Vested	(4)	36.97
Forfeited	(19)	38.98

Non-vested restricted stock at December 31, 2006	1,139	$38.03

Granted	353	51.60
Forfeited	(44)	43.68
Exercised/Cancelled	(1,448)	41.54

Non-vested restricted stock at December 31, 2007	-

The aggregate intrinsic value of restricted stock granted during the year ended December 31, 2006 was $18.8 million, or a weighted-average grant date fair value of $43.12 per restricted share. During the year ended December 31, 2006, 4,061 restricted shares vested.

Long-Term Equity Performance Plan - Predecessor

In January 2005, the Company granted long-term equity performance (“LTEP”) awards consisting of 269,300 restricted shares and 1,443,000 options to senior managers. These grants were to be awarded only if specified Company-wide performance criteria were met and were subject to additional time-based vesting if the performance criteria were met. During the third quarter of 2006, management determined that it appeared probable the Company would meet the performance requirements as set forth in the LTEP plan. As a result, during the third quarter of 2006, the Company expensed a total of $7.6 million related to the LTEP awards, which included $4.2 million of a “catch-up” adjustment for amortization for prior periods from the date of the LTEP grant (January 2005) through January 2006. As a result of the MDP merger, the vesting of all LTEP awards was accelerated and paid out. The total amount of expense that was accelerated for the LTEP awards during the period January 1, 2007 to November 13, 2007 was $5.2 million.

Subsidiary Equity Opportunity Programs – Predecessor and Successor

As part of the Predecessor’s various acquisitions, key management of certain acquired subsidiaries purchased non-controlling member interests. These various programs, which were not impacted by the merger, are described in detail below.

NWQ

As part of the NWQ acquisition, key management purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.1 million as of December 31, 2007, and $0.3 million as of December 31, 2006, is reflected in minority interest on the consolidated balance sheets.

This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $1.7 million of minority interest expense, which reflects the portion of profits applicable to minority owners. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.3 million. For the years ended December 31, 2006 and 2005, the Company recorded approximately $3.8 million and $5.6 million, respectively, of minority interest expense. Beginning in 2004 and continuing through 2008, the Company had the right to purchase the non-controlling members’ respective interests in NWQ at fair value. On February 13, 2004, the Company exercised its right to call 100% of the Class 2 minority members’ interests for $15.4 million. Of the total amount paid, approximately $12.9 million was recorded as goodwill. On February 15, 2005, the Company exercised its right to call 100% of the Class 3 NWQ minority members’ interests for $22.8 million. Of the total amount paid, approximately $22.5 million was recorded as goodwill. On February 15, 2006, the Company exercised its right to call 25% of the Class 4 NWQ minority members’ interests for $22.6 million. Of the total amount paid on March 1, 2006, approximately $22.5 million was recorded as goodwill. On February 15, 2007, the Company exercised its right to call 25% of the Class 4 NWQ minority members’ interests for $22.6 million. Of the total amount paid on March 2, 2007, approximately $22.5 million was recorded as goodwill. (In addition, refer to Note 20, “Subsequent Events.”)

Santa Barbara

As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent six years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third will vest on June 30, 2008, and one third will vest on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third vested on June 30, 2007, and one third will vest on June 30, 2009. The Class 6 Units will vest on June 30, 2009. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $2.5 million of minority interest expense, which reflects the portion of profits applicable to minority owners. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.4 million. For the years ended December 31, 2006 and 2005, the amounts expensed were $1.2 million and $0.2 million, respectively. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels. The profits interest distributions are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, the Company has the right to acquire the Units of the non-controlling members. (In addition, refer to Note 20, “Subsequent Events.”)

Equity Opportunity Programs Implemented During 2006

During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vest on June 30 of 2007, 2008, 2009, 2010 and 2011. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $2.4 million of minority interest expense, which reflects the portion of profits applicable to minority owners. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.3 million. For the year ended December 31, 2006, the Company expensed $1.2 million for these equity opportunity programs. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, the Company has the right to acquire the Interests of the non-controlling members. (In addition, refer to Note 20, “Subsequent Events.”)

Equity-Based Compensation Plans – Successor Entity

Effective as of the closing of the Transactions, the prior stock option and restricted stock plans of the Predecessor ceased to be effective and all stock option and restricted stock awards were paid out as described above. The various subsidiary equity opportunity programs survived the merger and the terms of these various programs remained unchanged. In connection with the Transactions, we entered into new equity arrangements with certain employees including members of senior management of the Company (“Employee Participants”). The new equity consists of ownership interests in Holdings. There are two classes of these ownership interests: Class A Units and Class B Units. The rights and obligations of Holdings and the holders of its Class A and Class B Units are generally set forth in Holdings’ limited liability company agreement, Holdings’ unitholders agreement and the individual Class A and Class B Unit purchase agreements entered into with the respective unitholders (the “equity agreements”). In connection with the closing of the Transactions, certain Employee Participants purchased 7,247,295 Class A Units (approximately 3% of Holdings’ Class A Units). The remaining Class A Units were purchased by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors in connection with the consummation of the Transactions. The purchase price paid by Employee Participants for the Class A Units was $10 per unit, the same as that paid by MDP in connection with MDP’s purchase of its Class A Units. The Class A Units are not subject to vesting.

Also in connection with the Transactions, Employee Participants received Class B Units, which are profits interests that entitle the holders in aggregate to fifteen percent of the appreciation in the value of the Company beyond the issue date. The Class B Units vest over five to seven years, or earlier in the case of a liquidity event. The Company engaged outside valuation experts to assist management in estimating the per-share fair value of the Class B Units for financial reporting purposes. Based on the valuation, the 956,111 Class B Units issued were valued at $155.11 per share. The aggregate value of the Class B Units is being amortized over the vesting period and resulted in the recognition of $3.4 million of non-cash compensation for the period November 14, 2007 through December 31, 2007.

In addition to the Class A and B Units issued by Holdings, certain employees, including senior management also received deferred and restricted Class A Units, which entitle the holders to the same economic benefit as the Class A Units. Between November 14, 2007 and December 31, 2007, a total of 3,043,450 of such units were received by employees with an estimated value of $10 per unit. Certain of these units vest over a 3, 4 or 5 year period. We recognized $0.6 million in non-cash compensation related to the deferred and restricted A Units for the period November 14, 2007 through December 31, 2007.

5.	DEBT

At December 31, 2007 and 2006, debt on the accompanying consolidated balance sheets was comprised of the following:

(in 000s)
December 31,	2007	2006

Short-Term Obligations:
Notes payable	-	$100,000

Long-Term Obligations:
Senior Term Notes:
Senior term notes – 5 Year	$ 250,000	$250,000
Net unamortized discount	(395)	(528)
Senior term notes – 10 Year	300,000	300,000
Net unamortized discount	(1,230)	(1,354)
Net unamortized debt issuance costs	(3,042)	(3,614)

Term Loan Facility	2,315,000	-
Net unamortized discount	(22,847)	-
Senior Unsecured Notes	785,000	-
		-
Net unamortized debt issuance costs	(56,511)	-

Symphony CLO V Notes Payable	378,540	-
Symphony CLO V Subordinated Notes	24,208	-

Subtotal	3,968,723	544,504

Total	$ 3,968,723	$644,504

Senior Secured Credit Agreement - Successor

As a result of the merger, the Company has a new senior secured credit facility (the “Credit Facility”) consisting of a $2.3 billion term loan facility and a $250 million secured revolving credit facility. At December 31, 2007, the Company had $2.3 billion outstanding under the term loan facility. The Company received approximately $2.3 billion in net proceeds after discounts and underwriting commissions. There were no borrowings at December 31, 2007 under the $250 million secured revolving credit facility. All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum. The net proceeds were used as part of the financing to consummate the MDP merger and related transactions.

All obligations under the Credit Facility are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.

The senior secured term loan matures on November 13, 2014 and the senior secured revolving credit facility matures on November 13, 2013.

The Company is required to make quarterly payments under the senior term loan facility in the amount of $5,787,500 (actual dollars) beginning June 30, 2008. The credit agreement permits all or any portion of the loans outstanding to be prepaid.

At December 31, 2007, the fair value of the $2.3 billion term loan facility was approximately $2.3 billion. The Credit Facility contains customary financial covenants, including but not limited to, maximum consolidated total secured leverage (net of certain cash and cash equivalents) and certain other limitations on the Company and certain of the Company’s restricted subsidiaries’ (as defined in the credit agreement) ability to incur additional debt.

Senior Unsecured Notes - Successor

Also in connection with the Transactions, the Company issued $785 million of 10.5% senior unsecured notes (“10.5% senior notes”). The 10.5% senior notes mature on November 15, 2015 and pay a coupon of 10.5% of par value semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. The Company received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing to consummate the MDP merger and related transactions.

At December 31, 2007, the fair value of the $785 million 10.5% senior notes was approximately $780 million.

Obligations under the notes are guaranteed by the Parent and each of our existing, subsequently acquired, and/or organized direct or indirect, domestic, restricted (as defined in the credit agreement) subsidiaries that guarantee the debt under the credit agreement.

Symphony CLO V - Successor

Refer to Note 10, “Consolidated Funds” for information related to the $378.5 million Symphony CLO V Notes Payable and the $24.2 million Symphony CLO V Subordinated Notes.

Private Placement Debt - Predecessor

On September 19, 2003, the Predecessor issued $300 million of senior unsecured notes (the “private placement debt”). These notes carried a fixed coupon rate of 4.22%, payable semi-annually, and were issued at 100% of par, unsecured, and prepayable at any time in whole or in part. In the event of prepayment, the Company would have had to pay an amount equal to par plus accrued interest plus a “make-whole premium,” if applicable. Proceeds from the private placement debt were used to refinance existing debt and for general corporate purposes. These notes were originally scheduled to mature on September 19, 2008, but were repaid on April 6, 2005, with borrowings made under a then-existing bridge credit agreement. At the time of the repayment, the Company also paid approximately $1.5 million in accrued interest. Under the terms of the private placement debt, no “make-whole premium” amounts were due. As a result of the repayment, there were no amounts outstanding at December 31, 2005. (Also refer to Note 7, “Derivatives”).

Senior Term Notes - Predecessor/Successor

On September 12, 2005, the Predecessor issued $550 million of senior unsecured notes, comprised of $250 million of 5-year notes and $300 million of 10-year notes (“Predecessor senior term notes”) which remain outstanding at December 31, 2007. The Company received approximately $544 million in net proceeds after discounts and other debt issuance costs. The 5-year Predecessor senior term notes bear interest at an annual fixed rate of 5.0% payable semi-annually beginning March 15, 2006. The 10-year Predecessor senior term notes bear interest at an annual fixed rate of 5.5% payable semi-annually also beginning March 15, 2006. The net proceeds from the Predecessor senior term notes were used to repay a portion of the outstanding debt under a then-existing bridge credit facility, borrowings which were made in connection with STA’s sale of its ownership interest in the Predecessor. The costs related to the issuance of the Predecessor senior term notes were capitalized and amortized to expense over their term. At December 31, 2007, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $229.2 million and $207.9 million, respectively. At December 31, 2006, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $245.2 million and $288.0 million, respectively.

Senior Revolving Credit Facility- Predecessor

The Predecessor had a $400 million senior revolving credit facility that was set to expire on September 15, 2010. At December 31, 2006 the Predecessor had $100 million outstanding under this facility. The rate of interest payable under the senior revolving credit facility was, at the Predecessor’s option, a function of either one of various floating rate indices or the Federal Funds rate. As a result of the Transactions, this senior revolving credit facility was repaid and terminated on November 13, 2007 so no amounts were outstanding as of December 31, 2007. For the period January 1, 2007 to November 13, 2007, the weighted- average interest rate on the amount borrowed under the Predecessor senior revolving credit facility was 5.76%. As the Predecessor senior revolving credit facility was terminated in connection with the Transactions, no interest was paid by the Successor for the Predecessor senior revolving credit facility for the period November 14, 2007 to December 31, 2007. For the years ended December 31, 2006 and 2005, the weighted- average interest rate on the amount borrowed under the senior revolving credit facility was 5.46% and 4.54%, respectively. The agreement also required the Company to pay a facility fee at an annual rate of a range of 0.08% to 0.15% that was dependent on the Company’s debt rating.

Other

The Company’s broker-dealer subsidiary may utilize available, uncommitted lines of credit with no annual facility fees, which approximate $50 million, to satisfy unanticipated, short-term liquidity needs. At December 31, 2007 and 2006, no borrowings were outstanding on these uncommitted lines of credit.

6.	INCOME TAXES

The provision for income taxes on earnings for the three years ended December 31, 2007 is:

	1/1/07-	11/14/07-
(in 000s)	11/13/07	12/31/07	2006	2005

Current:
Federal	$75,697	$(50,302)	$101,813	$ 85,985
State	16,644	-	21,187	17,612

	$92,341	$(50,302)	$123,000	$103,597

Deferred:
Federal	$ 4,404	$ 35,918	$ (1,865)	$ 5,047
State	467	(2,644)	(211)	(961)

	$ 4,871	$ 33,274	$ (2,076)	$ 4,086

The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

	1/1/07-	11/14/07-
	11/13/07	12/31/07	2006	2005

Federal statutory rate applied to income before taxes	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	5.4	3.0	4.8	4.4
Non-deductible expense, consisting primarily of one-time expenses related to the Transactions	8.6	(2.9)	0.1	0.1
Tax-exempt interest income, net of disallowed interest expense	(0.2)	(0.0)	(0.1)	(0.1)
Other, net	(0.2)	0.7	(0.6)	(0.8)

Effective tax rate	48.6%	35.8%	39.2%	38.6%

The tax effects of significant items that give rise to the net deferred tax liability recorded on the Company’s consolidated balance sheets are shown in the following table:

(in 000s)
December 31,	2007	2006

Gross deferred tax assets:
Stock options	$ -	$ 27,218
Deferred compensation	3,121	14,569
Book depreciation in excess of tax depreciation	5,652	4,459
State net operating loss carryforwards, net of valuation allowances	28,921	3,746
Federal tax benefit of future state tax deductions	10,133	351
Unrealized gains/losses on investments	15,867	(1,945)
Restricted stock	-	6,618
Deferred stock	-	3,681
Pension and post-retirement benefit plan costs	1,165	8,228
Unvested profits interests	11,278	5,073
Other	5,464	4,286

Gross deferred tax assets	81,601	76,284

Gross deferred tax liabilities:
Deferred commissions and fund offering costs	(3,101)	(4,896)
Intangible assets	(1,616,244)	135
Goodwill amortization	(2,056)	(86,235)
Other, consisting primarily of internally developed software	(5,588)	(8,568)

Gross deferred tax liabilities	(1,626,989)	(99,564)

Net deferred tax liability	$(1,545,388)	$(23,280)

The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

Not included in income tax expense for the period January 1, 2007 to November 13, 2007, and the years ended December 31, 2006 and 2005 are income tax benefits of $210.6 million, $22.8 million and $26.7 million, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital and as a reduction of taxes payable included in other liabilities on our consolidated balance sheets. As of November 13, 2007, the effective date of the MDP merger, all outstanding shares of restricted stock vested and all outstanding options were cancelled. Consequently, no such tax benefits were recognized in the period from November 14, 2007 to December 31, 2007. As of December 31, 2007, there was no remaining tax benefit related to any share-based compensation plans included in additional paid in capital.

At December 31, 2007, the Company had state tax loss carryforward benefits of approximately $32.7 million that will expire between 2013 and 2027. For financial reporting purposes, a valuation allowance of approximately $3.8 million has been established through purchase accounting related to acquired state net operating loss carryforwards due to the uncertainty that the assets will be realized. If it is determined that all or a portion of these deferred tax assets will be realized, the tax benefit for these items will be used to reduce goodwill for that period. The Company believes that the remaining state tax loss carryforwards of approximately $28.9 million will be utilized prior to expiration.

7.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage the economic impact of fluctuations in interest rates related to its long-term debt and to mitigate the overall market risk for certain recently created product portfolios.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133” and further amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), requires recognition of all derivatives on the balance sheet at fair value. Derivatives that do not meet the SFAS No. 133 criteria for hedge accounting must be adjusted to fair value through earnings. Changes in the fair value of derivatives that do meet the hedge accounting criteria under SFAS No. 133 are offset against the change in the fair value of the hedged assets or liabilities, with only any “ineffectiveness” (as defined under SFAS No. 133) marked through earnings.

At December 31, 2007 and December 31, 2006, the Company did not hold any derivatives designated in a formal hedge relationship under the provisions of SFAS No. 133.

Derivatives Transactions Related to Financing Part of the Merger

At December 31, 2007, the Company holds nine interest rate swap derivative transactions and one collar derivative transaction (collectively, the “New Debt Derivatives”) that effectively convert $2.3 billion of the new variable rate debt into fixed-rate borrowings. As further discussed in Note 5, “Debt,” the Company borrowed $2.3 billion under a variable rate term loan facility and $785.0 million under 10.5% senior term notes due 2015 to finance part of the Merger. For the period November 14, 2007 to December 31, 2007, the Company recorded $31.4 million in unrealized losses related to the New Debt Derivatives in “Other Income/(Expense)” on the accompanying consolidated income statement for the period from November 14, 2007 to December 31, 2007. At December 31, 2007 the fair value of the New Debt Derivatives is $31.7 million and is reflected in “Other Short-Term Liabilities” on the accompanying consolidated balance sheet as of December 31, 2007. (Refer to Note 20, “Subsequent Events” for additional information.)

Derivatives Transactions Related to Certain Recently Created Product Portfolios

The Company entered into swap agreements and futures contracts that have not been designated as hedging instruments under SFAS No. 133 in order to mitigate overall market risk of certain recently created product portfolios. At December 31, 2007 and December 31, 2006, the net fair value of these open non-hedging derivatives was approximately $0.01 million and $(0.3) million, respectively, and is reflected as approximately $0.01 million in “Other Assets” on the accompanying consolidated balance sheet as of December 31, 2007, and $0.3 million in “Other Assets” and $0.6 million in “Other Short-Term Liabilities” on the accompanying consolidated balance sheet as of December 31, 2006. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $0.06 million of net gains related to these derivatives, comprised of $0.4 million in unrealized gains and $0.4 million in realized losses, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period. For the period November 14, 2007 to December 31, 2007, the Company recorded approximately $0.1 million of net gains related to these derivatives, comprised of $0.06 million in unrealized losses and $0.2 million in realized gains, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period. For the years ended December 31, 2006 and December 31, 2005, the Company recorded approximately $0.9 million in losses from these derivatives, approximately $0.5 million of which were realized losses and the remainder unrealized. For the year ended December 31, 2005, the Company recorded approximately $0.8 million in losses from these derivatives, of which approximately $0.6 million were realized losses and the remainder unrealized. Realized and unrealized gains and losses are reflected in “Other Income/(Expense)” on the accompanying consolidated statements of income for the relevant periods. These gains/losses were offset by gains/losses on the product portfolios.

Derivatives Transactions Related to the Predecessor Period

Derivative Financial Instruments Related to Private Placement Debt

In August 2004, in anticipation of a private placement debt issuance (refer to Note 5, “Debt,” for additional information), the Company entered into a series of Treasury rate lock transactions with an aggregate notional amount of $100 million. These Treasury rate locks were accounted for as cash-flow hedges, as they hedged against the variability in future projected interest payments on the then-forecasted issuance of fixed-rate debt (the private placement debt) attributable to changes in interest rates. The prevailing Treasury rates had declined by the time of the private placement debt issuance and the locks were settled for a payment by the Company of $1.5 million. The Company had recorded this loss in “Accumulated Other Comprehensive Income/(Loss)” on the consolidated balance sheet at the time, as the Treasury rate locks were considered highly effective for accounting purposes in mitigating the interest rate risk on the forecasted debt issuance. Amounts accumulated in other comprehensive loss were reclassified into earnings commensurate with the recognition of the interest expense on the private placement debt. On April 6, 2005, the Company repaid the entire $300 million of private placement debt. As a result of the early repayment of the private placement debt, the Company accelerated the recognition of the then-remaining approximate $1.1 million of unamortized deferred loss resulting from these Treasury rate lock transactions. Due to the accelerated recognition of the deferred loss, there was no remaining unamortized loss on these Treasury rate lock transactions at December 31, 2007 or December 31, 2006.

Also related to the private placement debt, the Company entered into a series of interest rate swap transactions during 2003. The Company entered into forward-starting interest rate swap transactions as hedges against changes in a portion of the fair value of the private placement debt. Under the agreements, payments were to be exchanged at specified intervals based on fixed and floating interest rates. All of the interest rate swap transactions were designated as fair value hedges to mitigate the changes in fair value of the hedged portion of the private placement debt. The Company determined that these interest rate swap transactions qualified for treatment under the short-cut method of SFAS No. 133 of measuring effectiveness. All of these interest rate swap transactions were cancelled. The cancellation of these interest rate swap transactions resulted in a total gain to the Company of $8.1 million. These gains were being amortized over the term of the private placement debt, lowering the effective interest rate of the private placement debt. The amortization of the gains resulting from the cancellation of these interest rate swap transactions was reflected in “Interest Expense” on the consolidated statements of income. As a result of the early repayment of the private placement debt on April 6, 2005, the Company accelerated the recognition of the remaining unamortized gains resulting from the interest rate swap transactions. For the year ended December 31, 2005, approximately $6.6 million of gains from the cancellation of interest rate swap agreements was recognized as current income. Due to the accelerated recognition of these gains, there was no remaining unamortized gain on interest rate swap transactions at December 31, 2005.

In addition to amortizing the deferred gains and losses on the derivative transactions, the Company was amortizing debt issuance costs related to the private placement debt. On April 6, 2005, there was a total of $1.5 million in unamortized private placement fees. Due to the repayment of the private placement debt, the recognition of these fees was also accelerated. The total net resulting gain from the acceleration of the Treasury rate lock transactions, the cancellation of the interest rate swaps and the private placement fees was approximately $3.6 million. This gain was recorded as Other Income/(Expense) in 2005.

Derivative Financial Instruments Related to Senior Term Notes

In anticipation of the issuance of the senior term notes (refer to Note 5, “Debt”), the Company entered into a series of Treasury rate lock transactions with an aggregate notional amount of $550 million. These Treasury rate locks were accounted for as cash-flow hedges, as they hedged against the variability in future projected interest payments on the forecasted issuance of fixed-rate debt (the longer-term senior term notes that replaced the bridge credit agreement) attributable to changes in interest rates. The prevailing Treasury rates had increased by the time of the senior term notes issuance and the locks were settled for a net payment to the Company of approximately $1.6 million. The Company has recorded this gain in “Accumulated Other Comprehensive Income/(Loss)” on the accompanying consolidated balance sheets prior to November 13, 2007, as the Treasury rate locks were considered highly effective for accounting purposes in mitigating the interest rate risk on the forecasted debt issuance. The $1.6 million was being reclassified into current earnings commensurate with the recognition of interest expense on the 5-year and 10-year term debt. For the years ended December 31, 2006 and 2005, approximately $0.2 million and $0.07 million, respectively, of the deferred gain was amortized into interest expense. At December 31, 2006 and 2005, the unamortized gain on the Treasury rate lock transactions was approximately $1.3 million and $1.5 million, respectively. As part of purchase accounting for the MDP merger, the remaining unamortized gain on these Treasury rate locks was written off.

8.	ACQUISITION OF NWQ INVESTMENT MANAGEMENT COMPANY, INC.

On August 1, 2002, Nuveen Investments completed the acquisition of NWQ Investment Management Company, Inc. (“NWQ”). NWQ specializes in value-oriented equity investments and has significant relationships with institutions and financial advisors serving high-net-worth investors. The acquisition price included potential additional future payments up to a maximum of $20.5 million over a five year period that could be offset by fees paid to seller affiliates under a strategic alliance agreement. As these future payments relate to a take-or-pay type of contract, the $20.5 million was recorded as both goodwill and a corresponding liability on the Company’s consolidated balance sheet. During 2007 and 2006, $6.1 million and $4.9 million, respectively, were paid against this $20.5 million liability. As of December 31, 2006, the remaining liability of $6.1 million was included in “Other Short-Term Liabilities” on the accompanying consolidated balance sheet. At December 31, 2007, there were no remaining balances outstanding on this liability.

9.	INVESTMENTS IN COLLATERALIZED LOAN AND DEBT OBLIGATIONS

The Company invests in two collateralized debt obligation entities for which it acts as a collateral manager, Symphony CLO I, Ltd. (“CLO”) and the Symphony Credit Opportunities Fund Ltd. (“CDO”), pursuant to collateral management agreements between the Company and each of the CLO and the CDO entities. At December 31, 2007, combined assets under management in the collateral pools of the CLO and CDO were approximately $877 million and the Company had a combined $9.8 million minority equity investment in these entities. At December 31, 2006 assets under management in the collateral pool of the CLO were $402 million and the Company had a minority equity investment of $2.9 million. The CDO was not in existence at December 31, 2006.

The Company accounts for its investments in the CLO and CDO under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of the CLO and CDO investment pool to determine whether an impairment of its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers in the collateral securities, the forecasted default rate of the collateral securities and the Company’s past experience in managing similar securities. If an updated estimate of future cash flows (taking into account both timing and amounts) is less than the revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value. As of December 31, 2007 and December 31, 2006, the Company has determined that no impairment of its equity investments exists. The Company has recorded its equity interest in the CLO and CDO in “Investments” on its consolidated balance sheets at fair value. Fair value is determined using current information, notably market yields and projected cash flows based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the equity interest. Market yields, default rates and recovery rates used in the Company’s estimate of fair value vary based on the nature of the investments in the underlying collateral pools. In the periods of rising credit default rates and lower debt recovery rates, the fair value, and therefore the carrying value, of the Company’s investments in the CLO and CDO may be adversely affected. The Company’s risk of loss in the CLO and CDO is limited to the $9.8 million invested in these entities.

10.	CONSOLIDATED FUNDS

New funds

Under the provisions of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” as amended by SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” the Company is required to consolidate into its financial results those funds in which the Company is either the sole investor or in which the Company holds a majority investment position. For funds which we are required to consolidate into our financial statements, the assets and liabilities of these funds are included throughout the accompanying December 31,

2007 and December 31, 2006 consolidated balance sheets. In addition, the income and expenses of these funds is included in the Company’s consolidated statements of income for all periods presented.

During 2004, the Company created and invested in six new funds, all managed by two of the Company’s subsidiaries. During 2005, three of the six funds were marketed to the public and the Company’s investment in those three funds was reduced to a non-controlling minority position. At December 31, 2005, the Company was the sole investor in only three of the original six funds. During 2006, although the remaining three funds in which the Company was the sole investor at December 31, 2005 were marketed to the public, at December 31, 2006, the Company held a majority investment position in these three funds. At December 31, 2007, the Company only had a majority investment in two of these funds. The investment strategy for these funds is taxable fixed-income with various objectives: short-duration and multi-strategy core. At December 31, 2007 and December 31, 2006, the Company’s total investment in these funds is $20.0 million and $30.0 million, respectively.

At December 31, 2007, the total assets of these two funds were approximately $51.4 million and total liabilities were approximately $12.9 million. The net income for the period January 1, 2007 to November 13, 2007 for these funds was $0.8 million. For the period November 14, 2007 to December 31, 2007, the net income for these funds was $0.3 million.

At December 31, 2006, the total assets of these three funds were approximately $54.1 million and total liabilities were approximately $16.8 million. The net income for 2006 for these three funds was approximately $1.8 million and has been included in the Company’s consolidated financial results for the year ended December 31, 2006.

Included in the total assets of these funds are underlying securities in which the funds are invested. At December 31, 2007 and December 31, 2006, these underlying securities approximated $34.3 million and $35.2 million, respectively. Although these underlying fund investments would be classified as “trading” securities by the funds if the funds were to follow SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company does not classify the underlying fund investments as “trading” securities, as the Company’s objective for holding an investment in the three funds is not to buy or sell frequently nor is it to generate profits. The Company’s objective is to hold the fund investments until such time that they are majority-owned by outside investors.

Symphony CLO V

Under the provisions of FASB Interpretation No. 46, (Revised, December 2003), “Consolidation of Variable Interest Entities (“FIN 46R”),” the Company is required to consolidate into its financial results a CLO (Symphony CLO V). Although the Company does not hold any equity in this investment vehicle, an affiliate of MDP is the majority equity holder (see Note 19, “Related Parties” — Madison Dearborn Affiliated Transactions — for additional information). FIN 46R requires that the Company include related parties when analyzing whether consolidation is necessary.

Symphony CLO V, Ltd. (“Symphony V”) is a Cayman Island limited company formed to issue notes and certain other securities in a collateralized debt obligation transaction managed by Symphony, a subsidiary of the Company. Pursuant to a warehousing agreement dated as of March 7, 2007 (the “Original Warehousing Agreement”), Symphony V obtained a financing commitment from a lender and applied proceeds of that financing (the “Phase I Warehousing Loan”) to accumulate certain loans and other debt securities in contemplation of a collateralized loan obligation (“CLO”) Transaction. Under a Phase II Warehousing Agreement dated as of October 15, 2007, on that date, Symphony V borrowed approximately $27.5 million (the “Phase II Warehousing Loan” and, together with the Phase I Warehousing Loan, the “Warehousing Loan”) from the lender that had provided the Phase I Warehousing Loan (the “Warehousing Lender”) and issued approximately $34.2 million of Subordinated Notes to MDCP Holdco, LLC, an affiliate of Madison Dearborn. The Phase II Warehousing Agreement restructured the arrangements under the Original Warehousing Agreement in a manner that allowed Symphony V to retain the assets it had acquired pursuant to the Original Warehousing Agreement and to apply the proceeds of the Phase II Warehousing Loan and the Subordinated Notes principally to the continued accumulation by Symphony V, at the direction of Symphony, of certain loans and other debt securities in contemplation of a CLO Transaction.

As the Company has no equity interest in this investment vehicle, all gains and losses recorded in the Successor’s consolidated financial statements are attributable to other investors. For the period from November 14, 2007 to December 31, 2007, the Company recorded a $7.4 million offset to minority interest expense to reflect the net loss of Symphony V, which belongs entirely to the minority owners. At December 31, 2007, total assets of Symphony V approximated $463.3 million and total liabilities approximated $470.7 million.

The following table presents a condensed summary of the assets and liabilities for Symphony CLO V that have been consolidated in the Company’s consolidated balance sheet as of December 31, 2007:

(in 000s)

Cash and cash equivalents	$110,057
Receivables	11,278
Investments	337,529
Other (def’d issuance costs)	4,413

Accrued comp & other expenses	1,887
Deferred revenue	136
Payable for investments purchased	65,922
Notes payable	378,540
Subordinated notes	24,208

Minority interest receivable	7,415

Statement of Cash Flows

The change in cash and cash equivalents for all of the consolidated funds (the new funds as well as the Symphony CLO V) is included in the “Cash Flows from Investing Activities” section on the accompanying consolidated statements of cash flows.

11.	RETIREMENT PLANS

The Company maintains a non-contributory qualified pension plan, a non-contributory excess pension plan (described below), and a post-retirement benefit plan. The non-contributory qualified pension plan and the post-retirement benefit plan cover certain employees that qualify as plan participants, excluding employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee’s average compensation during the highest consecutive five years of the employee’s last ten years of employment. The Company’s funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Effective March 24, 2003, the pension plans were amended to only include employees who qualified as plan participants prior to such date. On March 31, 2004, the plans were amended to provide that existing plan participants will not accrue any new benefits under the plans after March 31, 2014. Additionally, the Company currently maintains a post-retirement benefit plan providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.

The non-contributory excess pension plan is maintained by the Company for certain employees who participate in the qualified pension plan and whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the qualified plan with new participation frozen and benefit accruals ending as described in the prior paragraph. Funding is not made under this plan until benefits are paid, absent a change in control of the Company.

SFAS No. 158

On September 29, 2006, the FASB issued a new pension standard, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), marking the end of the first phase of the FASB’s project for revamping retiree-benefit accounting. For publicly traded companies, SFAS No. 158 is effective for fiscal years ending after December 15, 2006. SFAS No. 158 requires an employer to:

(a)	recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status;

(b)	measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and

(c)	recognize changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income.

Under SFAS No. 158, the funded status of a pension is defined as the difference between the fair value of a plan’s assets and the projected benefit obligation (“PBO”). The PBO reflects anticipated future pay increases.

At December 31, 2006, the Predecessor had recorded a total of approximately $4.6 million of net loss in accumulated other comprehensive income, a separate component of shareholder’s equity, for the underfunded portion of its pension and post-retirement plans. As part of purchase accounting for the MDP merger, the balance in accumulated other comprehensive income related to the Predecessor’s pension and postretirement plans, approximately $5 million, was written off. As part of additional purchase accounting for the MDP merger, the Company’s actuaries revalued the Company’s pension and post-retirement liabilities to fair value. This revaluation resulted in a $2.9 million increase in pension and post-retirement liabilities, with a corresponding increase to goodwill. At December 31, 2007, the Successor had approximately $5.8 million of gain recorded in other comprehensive income related to the funded status of its pension and post-retirement plans.

Medicare Part D

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) became law. The Act provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to the benefit established by the Act. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “FSP”). The FSP provides guidance on accounting for the effects of the Act, which resulted in a reduction in the accumulated projected benefit obligation for the subsidy related to benefits attributed to past service. Treating the future subsidy under the Act as an actuarial experience gain, as required by the guidance, decreases the accumulated projected benefit obligation and the net periodic post-retirement benefit cost. At December 31, 2007, the Company has a receivable for approximately $60,000 (actual dollars) for expected Medicare Part D reimbursements.

Measurement

For purposes of our consolidated financial statements, our plans’ measurement date is December 31. The market-related value of plan assets is determined based on the fair value at measurement date. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate used reflects the rate at which we believe the pension plan obligations could be effectively settled at the measurement date, as though the pension benefits of all plan participants were determined as of that date.

Accumulated Benefit Obligation

An accumulated benefit obligation represents the actuarial present value of benefits. Whether vested or non-vested, they are attributed by the pension benefit formula to employee services rendered before a specified date using existing salary levels. As of December 31, 2007 and 2006, the accumulated benefit obligation for the Company’s pension plans was $33.3 million and $33.7 million, respectively. For the Company’s post-retirement plan, the accumulated benefit obligation at December 31, 2007 and 2006, was $10.3 million and $9.8 million, respectively.

Projected Benefit Obligation

A projected benefit obligation represents the actuarial present value as of a date of all benefits attributed by the pension benefit formula to employee service performed before that date. It is measured using assumptions as to future compensation levels, as the pension benefit formula is based on those future salary levels.

The following tables provide a reconciliation of the changes in the pension plans’ projected benefit obligations, the post-retirement benefit plan’s accumulated benefit obligation, the fair value of plan assets for the two-year period ending December 31, 2007, and a statement of the funded status as of December 31 for both years:

	Pension
	Benefits
(in 000s)	2007	2006

Change in projected benefit obligation:

Obligation at January 1	$ 39,117	$ 36,412
Service cost	1,724	1,819
Interest cost	2,241	2,099
Actuarial (gain)/loss	(3,152)	(349)
Plan amendments	(1,941)	-
Benefit payments	(523)	(864)
Curtailments	--	--

Obligation at December 31	$ 37,466	$ 39,117

	Post-retirement
(in 000s)	Benefits
Change in accumulated post-retirement benefit obligation:	2007	2006

Obligation at January 1	$ 9,824	$9,454
Service Cost	392	277
Interest Cost	663	514
Actuarial loss	55	104
Actual Benefits Paid	(693)	(574)
Expected Medicare Part D Reimbursements	67	49

Obligation at December 31	$10,308	$9,824

			Post-
	Pension		retirement
(in 000s)	Benefits		Benefits
Change in fair value of plan assets:	2007	2006	2007	2006

Fair value of plan assets at January 1	$ 28,481	$ 26,939	$ --	$ --
Actual return on plan assets	2,225	2,406	--	--
Benefit payments	(523)	(864)	(626)	(524)
Company contributions	--	--	626	524

Fair value of plan assets at December 31	$ 30,183	$ 28,481	$ --	$ --

	Pension		Post-retirement
(in 000s)	Benefits		Benefits
Reconciliation of Net Asset/(Liability):	2007	2006	2007	2006

Funded status at December 31	$ (7,283)	$(10,636)	$(10,308)	$ (9,824)
Accumulated other comprehensive gain/(loss)	(648)	(7,499)	793	(294)
Unrecognized prior service cost	(1,941)	49	-	(2,188)
Net actuarial (gain)/loss	2,589	7,450	(793)	2,482

Net asset/(liability) at December 31	$ (7,283)	$(10,636)	$(10,308)	$ (9,824)

Plan Assets

The Company employs a total return approach whereby a mix of equities and fixed-income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, and include small and large capitalizations with an emphasis on large capitalization stocks. Other assets, such as real estate, are used to enhance long-term returns while providing additional portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. For the years ended December 31, 2007 and 2006, no derivatives were utilized. Investment risk is measured and monitored on an on-going basis through quarterly investment portfolio reviews and annual liability measurements.

The expected long-term rate of return on plan assets is estimated based on the plan’s actual historical return results, the allowable allocation of plan assets by investment class, market conditions and other relevant factors. The Company evaluates whether the actual allocation has fallen within an allowable range, and then the Company evaluates actual asset returns in total and by asset class.

The following table presents actual allocation of plan assets, in comparison with the allowable allocation range, both expressed as a percentage of total plan assets, as of December 31:

	2007		2006
Asset Class	Actual	Allowable	Actual	Allowable

Cash	3%	0-15%	3%	0-15%
Fixed-income	35	20-60	37	20-60
Equities	58	30-70	60	30-70
Other	4	0-10	--	0-10

Total	100%		100%

Expected Contributions

During 2008, the Company expects to contribute approximately $0.5 million to its excess pension plan. The Company does not expect to make any contributions during 2008 to its qualified pension plan. In addition, the Company expects to contribute approximately $0.6 million during 2008, net of expected Medicare Part D reimbursements, for benefit payments to its post-retirement benefit plan.

The following table provides the expected benefit payments for each of the plans in each of the next five years as well as for the aggregate of the five fiscal years thereafter:

(in 000s)	Pension	Post-retirement
Expected Benefit Payments	Benefits	Benefits

2008	$2,399	$684
2009	1,595	688
2010	1,801	667
2011	2,325	690
2012	2,295	694
2013 – 2017	15,233	3,643

The following table provides the expected Medicare Part D reimbursements for each of the plans in each of the next five years as well as for the aggregate of the five fiscal years thereafter:

(in 000s)	Post-Retirement
Expected Medicare Part D Reimbursements	Benefits

2008	$65
2009	69
2010	72
2011	73
2012	76
2013 – 2017	385

Periodic Cost

As permitted under SFAS No. 87, “Employers’ Accounting for Pensions,” the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the pension and post-retirement plans.

The following table provides the components of net periodic benefit costs for the plans for the three years ending December 31, 2007:

	Pension Benefits
(in 000s)	2007	2006	2005
Service cost	$ 1,724	$ 1,819	$ 1,575
Interest cost	2,241	2,099	1,802
Expected return on plan assets	(2,327)	(2,247)	(2,164)
Amortization of prior service cost	(2)	1	1
Amortization of net loss	203	416	135
Curtailments and settlements	--	--	--

Net periodic benefit cost	$ 1,839	$ 2,088	$ 1,349

The $1.8 million periodic benefit cost for 2007 for pension benefits shown above was recorded as $1.7 million for the Predecessor period and $0.1 million for the Successor period.

	Post-retirement Benefits
(in 000s)	2007	2006	2005

Service cost	$ 392	$ 277	$ 256
Interest cost	663	514	518
Amortization of prior service cost	(221)	(265)	(265)
Amortization of unrecognized loss	137	68	64

Net periodic benefit cost	$ 971	$ 594	$ 573

The $1.0 million periodic benefit cost for 2007 for post-retirement benefits shown above was recorded as $0.8 million for the Predecessor period and $0.2 million for the Successor period.

For the year ended December 31, 2008, the Company will amortize approximately $0.2 million of gain for its pension and post-retirement benefit plans from accumulated other comprehensive income/loss into net periodic benefit cost.

Amounts Recognized on the Consolidated Balance Sheets

The following table provides the amounts recognized on the consolidated balance sheets as of December 31, 2007 and 2006. Prepaid benefit costs would be recorded in other assets. Accrued benefit liabilities are recorded in accrued compensation and other expenses.

	Pension		Post-retirement
	Benefits		Benefits
(in 000s)	2007	2006	2007	2006

Assets-
Prepaid benefit cost	$ --	$ --	$ --	$ --
Liabilities-
Current accrued benefit liabilities	(444)	(153)	(599)	(532)
Non-current accrued benefit liabilities	(6,839)	(10,483)	(9,709)	(9,292)

Net amount recognized	$(7,283)	$(10,636)	$(10,308)	$(9,824)

The Company’s qualified and non-qualified pension plans’ projected benefit obligations exceed the fair value of plan assets for the years ending December 31, 2007 and 2006. The Company’s post-retirement benefits plan has no plan assets. The accumulated projected benefit obligation for the post-retirement plan is $10.3 million as of December 31, 2007 and $9.8 million as of December 31, 2006.

Assumptions

The assumptions used in the measurement of the Company’s benefit obligation as of December 31, 2007, 2006, and 2005 are shown in the following table:

	Pension	Post-retirement
	Benefits	Benefits
Weighted-average assumptions as of December 31, 2007
Discount rate	6.61%	6.61%
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2006
Discount rate	5.92%	5.92%
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2005
Discount rate	5.75%	5.75%
Rate of compensation increase	4.50%	N/A

The discount rates used in the determination of the Company’s benefit obligation for pension and post-retirement benefits were based on a yield curve approach at December 31, 2007 and 2006, and Moody’s Corporate Aa Bond Index at December 31, 2005.

The assumptions used in the determination of the Company’s net cost for the three years ended December 31, 2007 are shown in the following table:

	Pension	Post-retirement
	Benefits	Benefits
Weighted-average assumptions as of December 31, 2007
Discount rate	5.98%	6.02%
Expected long-term rate of return on plan assets	8.19%	N/A
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2006
Discount rate	5.75%	5.75%
Expected long-term rate of return on plan assets	8.19%	N/A
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2005
Discount rate	6.00%	6.00%
Expected long-term rate of return on plan assets	8.50%	N/A
Rate of compensation increase	4.50%	N/A

The discount rates used in the determination of the Company’s net cost for pension and post-retirement benefits was based on a yield-curve approach for the year ended December 31, 2007. For the years ended December 31, 2006 and 2005, the discount rates used in the determination of the Company’s net cost for pension and post-retirement benefits were based on Moody’s Corporate Aa Bond Index.

For purposes of determining the post-retirement benefits obligation at December 31, 2007, an 8% annual rate of increase was used in the per capita cost of covered health care benefits was assumed for beneficiaries under age 65 and a 9% annual rate of increase was used in determining the per capita cost of covered health care benefits was used for beneficiaries aged 65 and older. These annual rates of increase gradually decline to a 5% annual rate of increase by the year 2011 for beneficiaries under age 65, and the year 2012 for beneficiaries aged 65 and older.

For purposes of determining the post-retirement benefits cost for the year ended December 31, 2007, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for all beneficiaries. This annual rate of increase was assumed to gradually decline to 5% by the year 2010 for all beneficiaries.

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in 000s)	1% Increase	1% Decrease

Effect on total service and interest cost	$219	$(170)
Effect on the health care component of the accumulated post-retirement benefit obligation	$1,624	$(1,309)

Other

The Company has a 401(k)/profit sharing plan that covers all of its employees, including employees of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions. During the years ended December 31, 2007 and 2006, the Company made contributions of approximately $3.6 million and $3.0 million, respectively, to the profit sharing trust for profit sharing awards and matching 401(k) employee contributions.

The Company had a non-qualified deferred compensation program whereby certain key employees could elect to defer receipt of all or a portion of their cash bonuses until a certain date or until retirement, termination, death or disability. The deferred compensation liabilities incurred interest expense at the prime rate or at a rate of return of one of several managed funds sponsored by the Company, as selected by the participant. The Company mitigated its exposure relating to participants who had selected a fund return by investing in the underlying fund at the time of the deferral. At December 31, 2007 and 2006, the Company’s deferred compensation liability was approximately $8.1 million and $41.6 million, respectively. The deferred compensation program terminated by its terms and amounts were paid out at the time of the MDP merger.

12.	STRUCTURING FEES

The Company incurs an upfront structuring fee imposed by the Company’s distribution partners for certain new closed-end funds. During the period from January 1, 2007 to November 13, 2007, the Predecessor incurred total structuring fees of approximately $8.8 million. During the period from November 14, 2007 to December 31, 2007, the Successor incurred total structuring fees of $4.0 million. During the year ended December 31, 2006 and 2005, the Company incurred structuring fees of $4.9 million and $3.3 million, respectively. These structuring fees are reflected in “Other Operating Expenses” in the accompanying consolidated statements of income for all relevant periods. The Company plans to participate very actively in the market for new closed-end funds. As a result of this participation, the Company expects to experience some earnings volatility as it will continue to incur upfront structuring fees on new closed-end funds.

13.	TRAILER FEES

During the third quarter of 2007, the Company paid $6.2 million to Merrill Lynch, Pierce, Fenner & Smith to terminate an agreement in respect of certain of the Company’s previously offered closed-end funds under which the Company was obligated to make payments over time based on the assets of the respective closed-end funds. This one-time termination payment is included in “Other Income/(Expense)” of the Predecessor’s consolidated statement of income for the period from January 1, 2007 to November 13, 2007.

14.	GAIN ON SALE OF MINORITY INTEREST IN ICAP

During the second quarter of 2006, the Company sold its minority investment in Institutional Capital Corporation (“ICAP”), an institutional money manager which was acquired by New York Life Investment Management. The Company recorded a $3.1 million gain during the second quarter of 2006 as a result of the initial closing of this sale. During the third quarter of 2006, the Company recorded a $5.8 million gain related to cash payments received related to this sale based upon the partial satisfaction of a contingency clause on investor approvals and client retention. During the fourth quarter of 2006, the Company recorded an additional $1.2 million gain related to cash payments received upon investor approvals and the full satisfaction of client retention targets.

During the fourth quarter of 2007, the Company earned the right to receive an additional $6.3 million from an escrow established upon the closing of the ICAP transaction to cover breaches of representations and warranties. The $6.3 million is reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for the Successor. The Company received payment of these escrowed funds in early January 2008.

15.	COMMITMENTS AND CONTINGENCIES

Rent expense for office space and equipment was $13.6 million for the period January 1, 2007 through November 13, 2007 (Predecessor), $2.0 million for the period from November 14, 2007 through December 31, 2007 (Successor), and $13.4 million and $11.9 million for the years ended December 31, 2006 and 2005, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes and maintenance for the years 2008 through 2017, the last year for which there is a commitment, are as follows:

(in 000s)
Year	Commitment
2008	$15,095
2009	15,569
2010	15,770
2011	15,457
2012	14,323
Thereafter	14,384

From time to time, the Company and its subsidiaries are named as defendants in pending legal matters. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

16.	NET CAPITAL REQUIREMENT

Nuveen Investments, LLC, the Company’s wholly-owned broker-dealer subsidiary, is a Delaware limited liability company and is subject to the Securities and Exchange Commission Rule 15c3-1, the “Uniform Net Capital Rule,” which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2007, our broker-dealer’s net capital ratio was 1.07 to 1 and its net capital was approximately $17.8 million, which is $16.5 million in excess of the required net capital of $1.3 million.

17.	RECENT ACCOUNTING PRONOUNCEMENTS

Sabbatical

The FASB’s Emerging Issues Task Force approved a Consensus that an employee’s right to a compensated absence under a sabbatical or similar benefit arrangement in which the employee is not required to perform any duties during the absence “accumulates” and therefore should be accounted for as a liability if the obligation relates to services already rendered, payment is probable, and the amount can be reasonably estimated. The Consensus is effective for fiscal years beginning after December 15, 2006, and requires that a liability for sabbatical leave be recorded as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. As a result of adopting this Consensus, the Predecessor had recorded approximately $0.9 million as both a liability in “Other Long-Term Liabilities” as well as a cumulative-effect adjustment to retained earnings as of January 1, 2007.

FIN 48 - Income Taxes

On July 13, 2006, the FASB issued its Interpretation No. 48, “Accounting for Uncertainties in Income Taxes — an Interpretation of FASB Statement 109” (“FIN 48”), which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more likely than not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. Adoption of FIN 48 as of January 1, 2007 did not impact Nuveen Investments’ consolidated financial position or results of operations. The Company does not have any unrecognized tax benefits as of the date of adoption of FIN 48, nor as of December 31, 2007. In addition, the Company does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next twelve months. Nuveen Investments classifies any tax penalties as “other operating expenses,” and any interest as “interest expense.” As of December 31, 2007, tax years that remain open and subject to audit for both federal and state are the 2004 — 2007 years.

SFAS No. 157 – Fair Value Measurements

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by defining fair value, establishing a framework for measuring fair value, and expanding disclosure requirements about fair value measurements. SFAS No. 157 does not require any new fair value measurements. Prior to this standard, methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that, for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market model value. The standard also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). Finally, under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. SFAS No. 157 will not have a material effect on the Company’s financial position and results of operations.

SFAS No. 158

For a full description of the impact to the Company from SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), refer to Note 11, “Retirement Plans.”

SFAS No. 159 – Fair Value Option

During February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment to FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 will not have a material effect on the Company’s financial position and results of operations.

SFAS No. 160 – Non-Controlling Interests

During December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing non-controlling interests. All other requirements of SFAS No. 160 shall be applied prospectively. The Company is currently evaluating the potential impact of SFAS No. 160 to its consolidated financial statements.

SFAS No. 141 (revised) – Business Combinations

During December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations,” (“SFAS No. 141(R)”). SFAS No. 141(R) revises SFAS No. 141, “Business Combinations,” while retaining the fundamental requirements of SFAS No. 141 that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) further defines the acquirer, establishes the acquisition date and broadens the scope of transactions that qualify as a business combination. Additionally, SFAS 141(R) changes the fair value measurement provisions for determining assets acquired and liabilities assumed and any non-controlling interest in the acquiree, provides guidance for the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs of the acquirer be expensed as incurred. In addition, if liabilities for unrecognized tax benefits related to tax positions assumed in a business combination are settled prior to the adoption of SFAS No. 141(R), the reversal of any remaining liability will effect goodwill. If such liabilities reverse subsequent to the adoption of SFAS No. 141(R), such reversals will effect the income tax provision in the period of reversal. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of SFAS No. 141 (R) on the Company’s consolidated financial statements is dependent on future business acquisition activity.

18.	FINANCIAL INFORMATION RELATED TO GUARANTOR SUBSIDIARIES

As discussed in Note 5, “Debt,” obligations under the senior notes due 2015 are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.

The following tables present consolidating supplementary financial information for the issuer of the notes (Nuveen Investments Inc.), the issuer’s domestic guarantor subsidiaries, and the non-guarantor subsidiaries together with eliminations as of and for the periods indicated. The issuer’s Parent is also a guarantor of the notes. The Parent was a newly formed entity with no assets, liabilities or operations prior to the completion of the Merger on November 13, 2007. Separate complete financial statements of the respective guarantors would not provide additional material information that would be useful in assessing the financial composition of the guarantors.

Consolidating financial information is as follows:

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING BALANCE SHEET
December 31, 2007

	Parent	Issuer of Notes
	Windy City	Nuveen		Non
	Investments,	Investments,	Guarantor	Guarantor	Intercompany
	Inc.	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	-	121,010	6,156	157,885	-	285,051
Management and distribution fees receivable	-	-	98,111	5,755	-	103,866
Other receivables	-	(772,014)	832,485	(9,267)	-	51,204
Furniture, equipment and leasehold improvements*	-	-	35,439	11,354	-	46,793
Investments	-	115,514	2,192	371,928	-	489,634
Investment in subsidiaries	2,774,029	802,965	458,046	965	(4,036,005)	-
Goodwill	-	3,376,841	-	-	-	3,376,841
Other intangible assets*	-	4,079,700	-	-	-	4,079,700
Current taxes receivable	-	235,171	56	-	-	235,227
Other assets	-	10	4,912	12,067	-	16,989

	2,774,029	7,959,197	1,437,397	550,687	(4,036,005)	8,685,305

Liabilities and Stockholders’ Equity
Short-Term Obligations:
Notes payable	-	-	-	-	-	-
Accounts payable	-	127	6,931	9,873	-	16,931
Accrued compensation and other expenses	-	20,451	151,310	3,091	-	174,852
Other short-term liabilities	-	32,887	1,532	79,743	-	114,162

Total Short-Term Obligations	-	53,465	159,773	92,707	-	305,945

Long-Term obligations:
Term notes	-	3,565,975	-	402,748	-	3,968,723
Deferred compensation	-	673	7,451	-	-	8,124
Deferred income tax liability, net	-	1,561,029	(15,562)	(79)	-	1,545,388
Other long-term liabilities	-	4,027	15,090	2,664	-	21,781

Total Long-Term Obligations	-	5,131,704	6,979	405,333	-	5,544,016

Total Liabilities	-	5,185,169	166,752	498,040	-	5,849,961

Minority interest	-	-	49,696	11,619	-	61,315

Shareholders Equity	2,774,029	2,774,028	1,220,949	41,028	(4,036,005)	2,774,029

	2,774,029	7,959,197	1,437,397	550,687	(4,036,005)	8,685,305

*	At cost, less accumulated depreciation and amortization

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Period From November 14, 2007 to December 31, 2007

	Parent	Issuer of Notes
	Windy City	Nuveen		Non
	Investments,	Investments,	Guarantor	Guarantor	Intercompany
	Inc.	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues:
Investment advisory fees	-	-	104,016	191	-	104,207
Product distribution	-	-	-	1,294	-	1,294
Performance fees/other revenue	-	(279)	11,650	511	(6,193)	5,689

Total operating revenues	-	(279)	115,666	1,996	(6,193)	111,190

Operating expense
Compensation and benefits	-	(946)	54,900	3,739	-	57,693
Advertising and promotional costs	-	-	1,676	42	-	1,718
Occupancy and equipment costs	-	-	2,932	479	-	3,411
Amortization of intangible assets	-	8,100	-	-	-	8,100
Travel and entertainment	-	-	1,216	438	-	1,654
Outside and professional services	-	-	5,642	682	(8)	6,316
Minority interest expense	-	-	924	(7,278)	-	(6,354)
Other operating expenses	-	(7,491)	21,050	3,333	(6,185)	10,707

Total operating expenses	-	(337)	88,340	1,435	(6,193)	83,245

Other income/(expense)	-	(26,577)	(3,771)	(8,233)	-	(38,581)

Net interest expense	-	(38,684)	198	1,556	-	(36,930)

Income before taxes	-	(65,203)	23,753	(6,116)	-	(47,566)

Income taxes:
Current	-	(17,164)	(31,194)	(1,944)	-	(50,302)
Deferred	-	9,520	24,308	(554)	-	33,274

Total income taxes	-	(7,644)	(6,886)	(2,498)	-	(17,028)

Net income	-	(57,559)	30,639	(3,618)	-	(30,538)

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOW
For the Period From November 14, 2007 to December 31, 2007

	Parent	Issuer of Notes
	Windy City	Nuveen		Non
	Investments,	Investments,	Guarantor	Guarantor	Intercompany
	Inc.	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net Income	-	(57,560)	30,639	(3,618)		(30,538)
Non-cash items			-			-
Deferred income taxes	-	(11,204)	24,308	(554)	-	12,550
Depreciation of office property, equipment, and leaseholds	-	-	1,194	-	-	1,194
Realized (gains)/losses from available for sale investments	-	312				312
Amortization of intangibles	-	8,100	-	-	-	8,100
Amortization of debt related items, net	-	1,066	-	-	-	1,066
Compensation expense for equity plans	-	-	5,057	56	-	5,113
Net change in working capital		27,570	(68,532)	(21,402)	-	(62,364)

Net cash provided by/(used in) operating activities	-	(31,716)	(7,334)	(25,518)	-	(64,568)

Cash flow from financing activities	-	-	-	-	-	-

Cash flow from investing activities:
MDP Transaction	-	(32,019)	-	-	-	(32,019)
Purchase of office property and equipment	-	-	(3,698)	(1,416)		(5,114)
Proceeds from sales of investment securities	-	19,182	-	-	-	19,182
Purchase of investment securities	-	(25,464)	-	-	-	(25,464)
Net change in consolidated funds	-	-	-	114,602	-	114,602
Other	-	25				25

Net cash provided by/(used in) investing activities	-	(38,276)	(3,698)	113,186	-	71,212

Effect of exchange rate changes	-	-	-	8	-	8

Increase/(decrease) in cash and cash equivalents	-	(69,992)	(11,032)	87,676	-	6,652
Cash and cash equivalents
Beginning of period	-	191,002	17,188	70,209		278,399

End of period	-	121,010	6,156	157,885	-	285,051

19.	RELATED PARTIES

As a result of the Merger, certain investors in Holdings became a related party of the Successor in accordance with SFAS No. 57, “Related Party Disclosures,” based on the investors’ level of ownership in the Company.

Madison Dearborn Affiliated Transactions

Upon consummation of the Transactions, Madison Dearborn received a special $34.2 million profits interest in Holdings in the form of Class A-Prime Units.

In addition, an affiliate of Madison Dearborn purchased approximately $34.2 million in Subordinated Notes issued by Symphony CLO V, Ltd. (refer to Note 10, “Consolidated Funds – Symphony CLO V”).

Transactions with Merrill Lynch

Upon completion of the Transactions, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) became an “indirect affiliated person” and its affiliates acquired approximately 33% of Holdings’ Class A Units. The Company regularly engages in business transactions with Merrill Lynch and its affiliates for the distribution of the Company’s open-end funds, closed-end funds, and other products and investment advisory services. For example, we participate in “wrap-fee” retail managed account and other programs sponsored by Merrill Lynch through which our investment services are made available to high-net-worth and institutional clients. In addition, the Company serves as a sub-advisor to various funds sponsored by Merrill Lynch or its affiliates.

Nuveen Mutual Funds

The Company also considers its mutual funds to be related parties as a result of the influence the Company has over such mutual funds as a result of the Company’s advisory relationship.

20.	SUBSEQUENT EVENTS

Auction Rate Preferred Stock

The Company sponsors 120 closed-end funds of which 100 are leveraged through the issuance of a total of $15.4 billion in auction-rate preferred stock (“ARPS”). Financial leverage seeks to enhance income for common shareholders in accordance with the funds’ investment objectives and policies. As an extension of the broad-based credit market strains that first arose during the summer of 2007, beginning on February 12, 2008, the $342 billion auction-rate securities market, including approximately $65 billion of ARPS issued by closed-end funds, began to experience widespread auction failures. Since February 14, 2008, virtually all auctions for ARPS issued by closed-end funds, and all Nuveen funds’ ARPS, have failed. As a result of the auction failures, investors in the Company’s ARPS have been unable to sell their ARPS in these auctions. The breadth of these failures is unprecedented in the 18-year history of the ARPS market.

As the Company has publicly announced, it is examining various potential alternatives to improve the liquidity of the funds’ ARPS or refinance them at the par value of $25,000 per share for the benefit of both the Nuveen funds’ common shareholders and the holders of the Nuveen funds’ ARPS. However, no assurances can be given that these efforts will be successful, or if successful, in what time frame they would be completed.

New Debt Derivatives

As it relates to the new debt derivatives discussed in Note 7, “Derivative Financial Instruments,” overall economic market conditions and the interest rate environment are such that in early 2008, the fair value of the new debt derivatives declined from the $31.7 million liability at December 31, 2007 to a $73.2 million fair value liability at February 29, 2008.

Repurchase of Minority Members’ Interests

NWQ – As Part of the Acquisition

On February 15, 2008, the Company exercised its right to call all the remaining Class 4 NWQ minority members’ interests for $23.6 million. See Note 4, “Equity-Based Compensation.” Of the total amount paid on March 3, 2008, $23.5 million will be recorded as goodwill.

Santa Barbara – As Part of the Acquisition

The Company exercised its right to call the Class 2A Units and Class 2B Interests owned by Santa Barbara minority members. See Note 4, “Equity-Based Compensation.” The Company expects to make a $30 million payment on March 31, 2008.

NWQ, Tradewinds, and Symphony – Equity Opportunity Programs Implemented During 2006

The Company has exercised its right to call various minority members’ interests as it relates to the equity opportunity programs implemented during 2006 for NWQ, Tradewinds, and Symphony. See Note 4, “Equity-Based Compensation.” The Company expects to make a $31.3 million payment on March 31, 2008.